Exhibit 10.2

AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
ZOVIO INC (FORMELY KNOWN AS BRIDGEPOINT EDUCATION, INC.)
Toucan Merger Sub, Inc.
TM MERGER SUB, LLC
TutorMe.com, Inc.
AND
Jonathan Sciama
AS THE SHAREHOLDER REPRESENTATIVE

April 3, 2019

Exhibit 10.2

Exhibit 10.2

3.2	Authority and Enforceability	40
3.3	Governmental Approvals and Consents	40
3.4	SEC Reports and Financial Statements	40
3.5	Total Stock Consideration	40
3.6	Cash Resources	41
3.7	Reorganization Matters	41
Article IV CONDUCT OF COMPANY BUSINESS DURING PENDENCY OF TRANSACTION		41
4.1	Affirmative Obligations	41
4.2	Forbearance	41
Article V ADDITIONAL AGREEMENTS		44
5.1	Non-Solicitation of Competing Acquisition Proposals	44
5.2	Shareholder Approval	45
5.3	Governmental Approvals	46
5.4	General Efforts to Close	47
5.5	Access to Information	47
5.6	Notification of Certain Matters	48
5.7	Contracts	48
5.8	Employee Matters	49
5.9	Payoff Letters; Release of Liens	49
5.1	Third Party Expenses	50
5.11	Spreadsheet	50
5.12	Resignation of Directors and Officers	51
5.13	Securities Law Compliance	51
5.14	Director and Officer Indemnification	52
5.15	Company Promissory Notes	52
5.16	UK Subsidiary Share Transfer	52
5.17	Restricted Stock Unit Pool	53
Article VI CONDITIONS TO THE MERGER		53
6.1	Conditions to Obligations of Each Party	53
6.2	Additional Conditions to the Obligations of Parent and the Merger Subs	53
6.3	Additional Conditions to Obligations of the Company	56
Article VII TAX MATTERS		56
7.1	Tax Returns to be Filed Prior to the Closing	56
7.2	Tax Returns to be Filed After Closing	57
7.3	Straddle Period Taxes	57
7.4	Cooperation	57
7.5	Tax Contests	57
7.6	Post-Closing Tax Actions	58
7.7	Transfer Taxes	58
7.8	Tax Refunds	58
7.9	Post-Closing Taxes	59
Article VIII POST-CLOSING INDEMNIFICATION		59
8.1	Survival of Representations and Warranties	59
8.2	Indemnification	59
8.3	Limitations on Indemnification	61

Exhibit 10.2

8.4	Holdback Period; Distribution upon Termination of Holdback Fund; Indemnification Claim Procedures; Arbitration	64
8.5	Third-Party Claims	65
8.6	Shareholder Representative	67
Article IX PRE-CLOSING TERMINATION OF AGREEMENT		68
9.1	Termination	68
9.2	Effect of Termination	69
Article X GENERAL PROVISIONS		69
10.1	Certain Interpretations	69
10.2	Amendment	69
10.3	Waiver	70
10.4	Assignment	70
10.5	Notices	70
10.6	Confidentiality	71
10.7	Public Disclosure	71
10.8	Entire Agreement	72
10.9	No Third Party Beneficiaries	72
10.1	Specific Performance and Other Remedies	72
10.11	Severability	73
10.12	Governing Law	73
10.13	Resolution of Conflicts; Arbitration	73
10.14	Waiver of Jury Trial	74
10.15	USA Patriot Act Compliance	74
10.16	Counterparts	74

Exhibit 10.2

INDEX OF EXHIBITS

Annex	Description
Annex A	Certain Defined Terms

Exhibit	Description
Exhibit A	Form of Joinder Agreement
Exhibit B-1	Form of Shareholder Lock-Up Agreement
Exhibit B-2	Form of Optionholder Lock-Up Agreement
Exhibit C-1	Form of First Agreement of Merger
Exhibit C-2	Form of Second Agreement of Merger
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Shareholder Written Consent
Exhibit F	Form of Option Treatment Agreement
Exhibit G	Form of Option Vesting Agreement
Exhibit H	Form of Non-Competition and Non-Solicitation Agreements

Schedules	Description
Schedule 5.7(b)	Amended or Terminated Agreements
Schedule 5.9(b)	Liens to be Released
Schedule 6.2(r)	Third Party Consents
Schedule 6.2(w)	Approvals
Schedule 8.2(a)	Specified Indemnities
Schedule A	Specified Accounting Principles

Exhibit 10.2

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of April 3, 2019 (the “Agreement Date”) by and among ZOVIO INC (FORMERLY KNOWN AS BRIDGEPOINT EDUCATION, INC.), a Delaware corporation (“Parent”), TOUCAN MERGER SUB, INC., a California corporation and direct wholly-owned subsidiary of Parent (“Merger Sub I”), TM MERGER SUB, LLC, a California limited liability company and direct wholly-owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), TUTORME.COM, INC., a California corporation (the “Company”), and Jonathan Sciama, an individual, solely in his capacity as the Shareholder representative (the “Shareholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.
W I T N E S S E T H:
WHEREAS, the boards of directors or members, as applicable, of each of Parent, the Merger Subs and the Company have determined that it would be advisable and in the best interests of each corporation or limited liability company and their respective stockholders, shareholders or members, as applicable, that Parent acquire the Company through the statutory merger of Merger Sub I with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Parent (the “First Merger”), and, as part of the same overall transaction, the Surviving Corporation in the First Merger would merge with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), in each case upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of the California Code, and in furtherance thereof, have approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).
WHEREAS, the Company and Parent intend, by executing this Agreement, that the Mergers are integrated steps in the transaction contemplated by this Agreement as described in Revenue Ruling 2001-46, 2001-2, C.B. 321, and will together qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and that this Agreement be, and is, adopted as a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations.
WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement: (i) each Key Employee is accepting an offer letter from Parent (collectively with respect to the Key Employees, the “Key Employee Offer Letters”) and has initiated Parent’s customary employee background investigation; and (ii) each Key Employee is entering into a Non-Competition and Non-Solicitation Agreement with Parent, all of which Key Employee Offer Letters and Non-Competition and Non-Solicitation Agreements will be effective at and as of the First Effective Time.
WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement, each of the Shareholders has executed a joinder agreement in substantially the form attached hereto as Exhibit A (collectively, the “Joinder Agreements”), all of which Joinder Agreements will be effective at and as of the First Effective Time.
WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement, each of the Shareholders has executed a lock-up agreement in substantially the form attached hereto as Exhibit B-1 (collectively, the “Shareholder Lock-Up Agreements”) and each Optionholder that holds a Company Option that is being assumed by Parent pursuant to Section 1.6(c)(i) has executed a lock-up agreement in substantially the form attached hereto as Exhibit B-2 (collectively, the “Optionholder Lock-Up Agreements” and, together with the Shareholder Lock-Up Agreements, the “Lock-Up Agreements”), all of which Lock-Up Agreements will be effective at and as of the First Effective Time.
WHEREAS, Parent, the Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Mergers and the other Transactions.

Exhibit 10.2

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:
Article I
THE MERGERS
1.1    The Mergers.
(a)    At the First Effective Time, on the terms and subject to the conditions set forth in this Agreement, an agreement of merger in substantially the form attached hereto as Exhibit C-1 (the “First Agreement of Merger”) and the applicable provisions of the California Code, Merger Sub I shall merge with and into the Company, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the First Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
(b)    At the Second Effective Time, on the terms and subject to the conditions set forth in this Agreement, an agreement merger in substantially the form attached hereto as Exhibit C-2 (the “Second Agreement of Merger” and together with the First Agreement of Merger, the “Agreements of Merger”) and the applicable provisions of the California Code, the Surviving Corporation shall merge with and into Merger Sub II, the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity and a wholly-owned subsidiary of Parent. Merger Sub II, as the surviving entity after the Second Merger, is hereinafter sometimes referred to as the “Surviving LLC”.
1.2    Closing and Effective Times.
(a)    Closing. Unless this Agreement is validly terminated pursuant to Section 9.1, the Mergers shall be consummated at a closing (the “Closing”) on a date that is within two (2) Business Days following the satisfaction or waiver (if permissible hereunder) of the conditions set forth in Article VI (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver (if permissible hereunder) of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati Professional Corporation, 12235 El Camino Real, San Diego, California 92130, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”
(b)    First Merger Effective Time. On the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing the First Agreement of Merger with the Secretary of State of the State of California in accordance with the relevant provisions of the California Code (the time of such filing and acceptance by the Secretary of State of the State of California, or such other later time as may be agreed in writing by Parent and the Company and specified in the First Agreement of Merger, shall be referred to herein as the “First Effective Time”).
(c)    Second Effective Time. As soon as practicable after the First Effective Time, the parties hereto shall cause the Second Merger to be consummated by filing the Second Agreement of Merger with the Secretary of State of the State of California in accordance with the relevant provisions of the California Code (the time of such filing and acceptance by the Secretary of State of the State of California, or such other later time as may be agreed in writing by Parent and the Company and specified in the Second Agreement of Merger, shall be referred to herein as the “Second Effective Time”).
1.3    Effect of the Mergers.
(a)    First Merger. At the First Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation,

Exhibit 10.2

and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation.
(b)    Second Merger. At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Merger Sub II and the Surviving Corporation shall vest in the Surviving LLC, and all debts, liabilities and duties of Merger Sub II and the Surviving Corporation shall become the debts, liabilities and duties of the Surviving LLC.
1.4    Organizational Documents.
(a)    First Merger. Unless otherwise determined by Parent prior to the First Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as of the First Effective Time to be identical to the articles of incorporation of Merger Sub I as in effect immediately prior to the First Effective Time, until thereafter amended in accordance with the California Code and as provided in such articles of incorporation; provided, however, that at the First Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is TutorMe.com, Inc.”. Unless otherwise determined by Parent prior to the First Effective Time, the bylaws of Merger Sub I as in effect immediately prior to the First Effective Time shall be the bylaws of the Surviving Corporation as of the First Effective Time until thereafter amended in accordance with the California Code and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.
(b)    Second Merger. Unless otherwise determined by Parent prior to the Second Effective Time, the articles of organization of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the articles of organization of the Surviving LLC at the Second Effective Time, until thereafter amended in accordance with the California Code and as provided in such articles of organization; provided, however, that at the Second Effective Time, Article I of the articles of organization of the Surviving LLC shall be amended and restated in its entirety to read as follows: “The name of the limited liability company is “TutorMe.com, LLC”. Unless otherwise determined by Parent prior to the Second Effective Time, the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving LLC at the Second Effective Time, until such time as such agreement may be replaced, amended or modified by Parent.
1.5    Directors and Officers.
(a)    Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the First Effective Time, the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the Surviving Corporation as of the First Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the California Code and the articles of incorporation and bylaws of the Surviving Corporation until his or her successor is duly elected and qualified.
(b)    Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the First Effective Time, the officers of Merger Sub I immediately prior to the First Effective Time shall be the officers of the Surviving Corporation as of the First Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
(c)    Members and Officers of the Surviving LLC. Unless otherwise determined by Parent prior to the Second Effective Time, Parent shall be the Managing Member (as defined in the limited liability company agreement of the Surviving LLC) of the Surviving LLC. Unless otherwise determined by Parent prior to the Second Effective Time, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving LLC as of the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving LLC.

Exhibit 10.2

1.6    Effect of First Merger on Capital Stock of Constituent Corporations.
(a)    Merger Sub I Capital Stock. At the First Effective Time, by virtue of the First Merger and without further action on the part of Parent, the Merger Subs, the Company or the respective stockholders, shareholders or members, as applicable, thereof, each share of capital stock of Merger Sub I that is issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the First Effective Time). Each certificate evidencing ownership of shares of Merger Sub I capital stock will evidence ownership of such shares of Company Common Stock.
(b)    Company Capital Stock.
(i)    Generally; Cash-Stock Election. At the First Effective Time, by virtue of the First Merger and without further action on the part of Parent, the Merger Subs, the Company or the respective stockholders, shareholders or members, as applicable, thereof, each share of Company Capital Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.6(b)(ii) and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.6(b)(iii)) issued and outstanding as of immediately prior to the First Effective Time (including, for clarity, each holder of Company Capital Stock following the conversion in full of all Company Promissory Notes into Company Capital Stock as contemplated by Section 5.15) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms and conditions set forth in this Section 1.6 and throughout this Agreement (including Section 1.10 and the indemnification and holdback provisions of this Agreement), and subject to the provisions of Section 1.6(e), Section 1.8(b), Section 1.8(c) and Section 1.10, and the valid surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.8, at the election of the holder thereof (but subject to Section 1.12 and Section 1.13), either (x) the Per Share Cash Consideration (the “Cash Election”) or (y) the Per Share Parent Stock Consideration (plus, with respect to this clause (y) only, cash for any fractional interests pursuant to Section 1.6(d)) (the “Stock Election”). With respect to any such share of Company Capital Stock, any Cash Election or any Stock Election shall be referred to herein as an “Election,” and shall be made on a form acceptable to Parent for that purpose (a “Form of Election”), included as part of the Exchange Documents. For clarity, (A) the Cash Election and the Stock Election with respect to shares of Company Capital Stock shall be made on a share-by-share basis, such that any Shareholder may make (1) the Cash Election with respect to all shares of Company Capital Stock held by such Shareholder, (2) the Stock Election with respect to all shares of Company Capital Stock held by such Shareholder, or (3) the Cash Election with respect to a certain whole number of shares of Company Capital Stock held by such Shareholder and the Stock Election with respect to the remaining whole number of shares of Company Capital Stock held by such Shareholder and (B) each share of Company Capital Stock shall be converted only in the right to receive either the Per Share Cash Consideration or the Per Share Parent Stock Consideration based on the Election with respect to such share, and in no event will any share of Company Capital Stock be converted into the right to receive both the Per Share Cash Consideration and the Per Share Parent Stock Consideration.
Notwithstanding anything contained herein and for the avoidance of doubt, the Parties hereto acknowledge and agree that the aggregate Per Share Cash Consideration paid by Parent under this Agreement, and the aggregate Per Share Parent Stock Consideration issued by Parent under this Agreement, shall collectively, in no event, exceed an aggregate value equal to the Total Consideration Value (with Parent Common Stock having a value per share equal to the Parent Trading Price).
(ii)    Cancelled Shares. At the First Effective Time, by virtue of the First Merger and without further action on the part of Parent, the Merger Subs, the Company or the respective stockholders, shareholders or members, as applicable, thereof, each share of Company Capital Stock that is issued and outstanding and held by the Company or Parent as of immediately prior to the First Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.
(iii)    Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the First Effective Time and with

Exhibit 10.2

respect to which the holder thereof has properly demanded dissenters rights in accordance with Section 1300 et seq. of the California Code, and who has not effectively withdrawn or lost such holder’s dissenters’ rights under the California Code (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(b)(i), as applicable, but the holder thereof shall only be entitled to such rights as are provided by the California Code. Notwithstanding the provisions of this Section 1.6(b)(iii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under the California Code, then, as of the later of the First Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares, upon the terms and conditions set forth in this Section 1.6 and throughout this Agreement (including the indemnification and holdback provisions of this Agreement), the consideration for Company Capital Stock set forth in Section 1.6(b)(i), without interest thereon. The Company shall give Parent (A) prompt notice of any written demand for dissenters rights received by the Company pursuant to the applicable provisions of the California Code and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld), make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Shareholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Shareholder prior to the Company receiving Parent’s written consent (not to be unreasonably withheld).
(iv)    Transfer Restrictions. The shares of Parent Common Stock issued and outstanding immediately prior to the First Effective Time to which Shareholders are entitled to receive in the Mergers shall be subject to restrictions on transfer set forth in this Agreement, the Shareholder Lock-Up Agreements and the Joinder Agreements.
(c)    Company Options.
(i)    Continuing Employees. Effective as of the First Effective Time, each Company Option that is held by a Continuing Employee and is outstanding as of immediately prior to the First Effective Time shall be assumed by Parent as a Parent Option. Except as otherwise set forth in this Agreement or elsewhere, each such Company Option so assumed by Parent pursuant to this Section 1.6(c)(i) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Plan, the option agreements relating thereto, and any other agreement governing the Company Options (which, for the avoidance of doubt, includes the Option Vesting Agreement), as in effect immediately prior to the First Effective Time, except that (x) such assumed Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the First Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock and (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the First Effective Time by the Exchange Ratio, with the result rounded up to the nearest whole cent. Notwithstanding anything herein to the contrary, the exercise price of the Parent Option, the number of shares purchasable pursuant to such Parent Option and the terms and conditions of exercise of such Parent Option shall in all events be determined in order to comply with Section 409A of the Code, and in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, Section 424 of the Code.
(ii)    Non-Continuing Employees. Effective as of the First Effective Time, each Company Option that is held by a Non-Continuing Employee and is outstanding as of immediately prior to the First Effective Time shall, by virtue of the First Merger, be immediately cancelled without any consideration therefor.
(iii)    Necessary Actions. Prior to the First Effective Time, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6(c) with respect to all Company Options, and under the Plan, and any other plan or arrangement of the Company governing the terms of any Company Options.

Exhibit 10.2

(iv)    No Acceleration. Neither the Board of Directors of the Company nor any committee thereof nor the administrator of the Plan shall resolve to accelerate the vesting of any Company Options.
(v)    Registration of Parent Common Stock. Within ten (10) Business Days following the First Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) that will register the shares of Parent Common Stock subject to the Parent Options pursuant to Section 1.6(c)(i) to the extent eligible for registration and, so long as Form S-8 (or any applicable successor form) is available with respect thereto, shall maintain the effectiveness of that registration statement for so long as any Parent Option remains outstanding, subject to any company-wide suspensions by Parent of its registration statements.
(vi)    Transfer Restrictions. The shares of Parent Common Stock issued upon the exercise of outstanding Parent Options shall be subject to restrictions on transfer set forth in this Agreement and the Optionholder Lock-Up Agreements.
(d)    Fractional Interests. For purposes of calculating the aggregate amount of shares of Parent Common Stock issuable to each Shareholder pursuant to Section 1.6(b)(i), (x) all shares of Company Capital Stock held by each such Shareholder shall be aggregated and (y) the number of shares of Parent Common Stock to be issued to each such Shareholder in exchange for each Company share certificate held by such Shareholder pursuant to Section 1.6(b)(i) shall be rounded down to the nearest whole number of shares of Parent Common Stock. No fraction of a share of Parent Common Stock will be issued by virtue of the First Merger. Any Shareholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock, shall receive an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Trading Price, rounded down to the nearest whole cent.
(e)    Unaccredited Investors. Notwithstanding anything to the contrary in this Section 1.6 or otherwise in this Agreement, in no event shall Parent be required to issue any shares of Parent Common Stock to any Person (i) that does not provide duly completed and executed Investor Suitability Documentation or (ii) that Parent has determined prior to the Closing, in its sole discretion, is an Unaccredited Investor. To the extent such Investor Suitability Documentation is not provided or Parent has made such determination regarding Unaccredited Investor status, Parent shall inform the Company of such determination prior to the Closing and the Company shall indicate on the Spreadsheet that such Person has not provided the Investor Suitability Documentation or is an Unaccredited Investor. To the extent any such Person would otherwise have been entitled to be issued shares of Parent Common Stock as consideration or otherwise under this Agreement or any Related Agreement in connection with the Transactions, including any Per Share Parent Stock Consideration, Parent shall be entitled, in its sole discretion, to pay such amounts in cash, rather than issuing shares of Parent Common Stock, with the amount of cash payable equal to the value of the shares of Parent Common Stock (having a value per share equal to the Parent Trading Price) that would have otherwise been issuable had such Person provided the Investor Suitability Documentation and been determined to be an Accredited Investor. For clarity, the foregoing, this Section 1.6(e) shall not apply to the Parent Options.
1.7    Effect of Second Merger on Capital Stock of Constituent Entities.
At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Surviving Corporation, Merger Sub II, the Company or the respective stockholders, shareholders or members, as applicable, thereof, (a) each share of capital stock of the Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall, by virtue of the Second Merger and without further action on the part of the sole shareholder of the Surviving Corporation, be cancelled and extinguished for no consideration, and (b) all membership interests of Merger Sub II that are issued and outstanding immediately prior to the Second Effective Time shall, by virtue of the Second Merger and without further action on the part of the sole member of Merger Sub II, remain the issued and outstanding membership interests of the Surviving LLC.
1.8    Payment of Total Consideration for Company Capital Stock.
(a)    Exchange Agent. Parent, or another Person selected by Parent and reasonably acceptable to the Company, shall serve as the exchange agent (the “Exchange Agent”) for the First Merger.

Exhibit 10.2

(b)    Holdback Amount.
(i)    On the Closing Date, Parent shall retain an amount of cash equal to the Holdback Amount as partial security for the indemnification obligations under Article VIII as a holdback fund (the “Holdback Fund”) under the terms of this Agreement. Parent shall be deemed to have withheld from each Indemnifying Party its Pro Rata Portion of the Holdback Amount from the cash amounts that otherwise would be payable upon the First Effective Time to such Indemnifying Party pursuant to Section 1.6(b)(i), and contributed on behalf of such Indemnifying Party its Pro Rata Portion of the Holdback Amount to the Holdback Fund. For clarity, the Holdback Fund shall consist solely of cash and shall be contributed on behalf of each Indemnifying Party solely from the Per Share Cash Consideration otherwise payable upon the First Effective Time to such Indemnifying Party.
(ii)    The parties agree that, consistent with Proposed Treasury Regulation Section 1.468B-8 (as applicable), for Tax reporting purposes, all interest or other income earned from the investment of the Holdback Amount in any Taxable year shall be reported as allocated to Parent until the distribution of the Holdback Amount (or portions thereof) is determined, and Parent will annually file information returns (including Internal Revenue Service Form 1099) consistent with such treatment.
(c)    Expense Fund. On the Closing Date, Parent shall deposit twenty five thousand dollars ($25,000) (the “Expense Fund Amount”) in cash of the Total Cash Consideration otherwise payable to the Indemnifying Parties pursuant to Section 1.6(b)(i) into a segregated client account (the “Expense Fund”) designated by the Shareholder Representative in a written notice delivered to Purchaser at least five (5) days prior to the Closing Date. Upon deposit of the Expense Fund with the Shareholder Representative in accordance with the foregoing sentence, Parent shall be deemed to have withheld from each Indemnifying Party its Pro Rata Portion of the Expense Fund from the cash that otherwise would be payable upon the First Effective Time to such Indemnifying Party pursuant to Section 1.6(b)(i), and contributed on behalf of such Indemnifying Party its Pro Rata Portion of the Expense Fund to the Shareholder Representative. The Expense Fund is established solely to be used by the Shareholder Representative to pay any fees, costs or other expenses it may incur in performing its duties or exercising its rights under this Agreement, any agreement ancillary hereto or any Shareholder Representative engagement agreement. The Indemnifying Parties will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Shareholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Shareholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Shareholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the completion of the Shareholder Representative’s duties, the Shareholder Representative will deliver the balance of the Expense Fund to the Exchange Agent for further distribution to the Indemnifying Parties. For Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by each Indemnifying Party at the time of Closing.
(d)    Exchange Procedures. Prior to the Closing Date, the Exchange Agent shall deliver a letter of transmittal in substantially the form attached hereto as Exhibit D at the address, or to the email address, as applicable, set forth opposite each such Shareholder’s name on the Spreadsheet. Prior to the Closing, each Shareholder shall deliver to the Exchange Agent a letter of transmittal, a Form of Election and any other documents (including applicable tax forms) that Parent or the Exchange Agent may reasonably require in connection therewith (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, and in form and substance reasonably satisfactory to Parent. Parent and the Company shall be satisfied, on the basis of the Forms of Election so delivered and the Elections of the Shareholders, that the Continuity Test shall be satisfied in accordance with Section 1.12. Once delivered, a Form of Election shall be irrevocable unless Parent consents in writing, but shall in all cases be subject to Section 1.12. As of the Effective Time, the certificate(s) representing shares of Company Capital Stock (the “Company Stock Certificates”) referenced therein shall be deemed surrendered and cancelled, Parent shall instruct its transfer agent to issue and the Exchange Agent to issue or pay to the holder of such Company Stock Certificate the Per Share Cash Consideration (with respect to shares for which the Cash Election has been made) or the Per Share Parent Stock Consideration (with respect to shares for which the Stock Election has been made) issuable or payable in respect thereto pursuant to Section 1.6(b)(i) (less the cash deemed contributed by such

Exhibit 10.2

Shareholder to the Holdback Fund pursuant to Section 1.8(b) and less the cash deemed contributed by such Shareholder to the Expense Fund pursuant to Section 1.8(c)) and the Company Stock Certificate so deemed surrendered shall be cancelled. Each Company Stock Certificate so surrendered outstanding after the First Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the Per Share Cash Consideration (with respect to shares for which the Cash Election has been made) or the Per Share Parent Stock Consideration (with respect to shares for which the Stock Election has been made) issuable or payable in exchange for the Company Capital Stock represented by such Company Stock Certificate. No Per Share Cash Consideration or Per Share Parent Stock Consideration will be issued or paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and validly executed Exchange Documents pursuant hereto.
(e)    Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent or Parent shall pay and/or issue, in exchange for such lost, stolen or destroyed certificate, the Per Share Cash Consideration (with respect to shares for which the Cash Election has been made) or the Per Share Parent Stock Consideration (with respect to shares for which the Stock Election has been made), if any, payable and/or issuable in respect thereto pursuant to Section 1.6(b)(i) upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion, or as required by the Exchange Agent, and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificate(s) to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in form and substance acceptable to Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
(f)    Transfers of Ownership. If any shares of Parent Common Stock and/or cash are to be issued and/or paid pursuant to Section 1.6 and this Section 1.8 to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or payment thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other similar Taxes required by reason of the payment of any portion of the Per Share Cash Consideration (with respect to shares for which the Cash Election has been made) or the Per Share Parent Stock Consideration (with respect to shares for which the Stock Election has been made) in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
(g)    Shares of Parent Common Stock. The shares of Parent Common Stock issued by Parent to the Shareholders pursuant to Section 1.6(b)(i) and this Section 1.8 shall be placed in a restrictive class bearing the following restrictive legend:
“THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE BENEFIT OF, U.S. PERSONS IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SHARES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, AS SET FORTH IN AN AGREEMENT, COPIES OF WHICH MAY BE OBTAINED FROM THE PRINCIPAL OFFICE OF THE COMPANY.”

Exhibit 10.2

(h)    No Further Ownership Rights in Company Capital Stock.  The stock amounts and cash paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
(i)    No Liability.  Notwithstanding anything to the contrary in this Agreement, none of Parent, the Merger Subs, the Exchange Agent, the Surviving Corporation, the Shareholder Representative or any party hereto shall be liable to a Shareholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.
1.9    Adjustments to Total Cash Consideration.
(a)    Pre-Closing Statement. No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a good faith estimate of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date, that has been prepared on a basis consistent with the Financials (except as may otherwise be expressly required by this Agreement) that fairly presents an estimate by the Company in good faith based on reasonable assumptions of the consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date, after giving effect to the Closing (the “Closing Date Balance Sheet”), and based on the Closing Date Balance Sheet, a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of (i) the Closing Indebtedness, (ii) Third Party Expenses, and (iii) Closing Cash, together with a calculation of the Total Consideration based on the foregoing amounts. The Closing Date Balance Sheet shall also contain a true, complete and correct asset ledger and line item for each liability set forth in such balance sheet. The Closing Date Balance Sheet shall be subject to the reasonable review and comment of Parent (provided, that, Parent must provide comments within two (2) Business Days of the Company’s delivery to Parent of the Closing Date Balance Sheet) and shall be used to determine the Total Consideration Value. The Pre-Closing Statement shall be certified in writing as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company.
(b)    Post-Closing Statement. Within ninety (90) days following the Closing, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Shareholder Representative a statement (the “Post-Closing Statement”), setting forth Parent’s good faith calculation of Net Working Capital.
(c)    Review of Post-Closing Statement. The Shareholder Representative shall have thirty (30) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same. On or before the expiration of the Review Period, the Shareholder Representative shall deliver to Parent a written statement accepting or disputing Parent’s calculation of Net Working Capital Amount in the Post-Closing Statement. In the event that the Shareholder Representative shall dispute Parent’s calculation, the Shareholder Representative shall deliver to Parent a statement that sets forth a reasonably detailed itemization of the Shareholder Representative’s objections and the reasons therefor (such statement, a “Dispute Statement”). If the Shareholder Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing Statement, then Parent’s calculation of Net Working Capital set forth in the Post-Closing Statement shall be final and binding for purposes of this Section 1.9 with respect to the calculation of Net Working Capital.
(d)    Reasonable Efforts. If the Shareholder Representative delivers a Dispute Statement within the Review Period, Parent and the Shareholder Representative shall each use reasonable efforts to resolve by written agreement any disputes as to the calculation of the Net Working Capital (as so resolved, the “Agreed Adjustments”). If the Shareholder Representative and Parent so resolve all such disputes, the calculation of the Net Working Capital as adjusted by the Agreed Adjustments shall be deemed to be final and binding for purposes of this Section 1.9(d) with respect to the calculation of Net Working Capital.
(e)    Dispute Resolution. If the objections raised by the Shareholder Representative in the Dispute Statement regarding the calculation of Net Working Capital are not resolved by Agreed Adjustments within the thirty

Exhibit 10.2

(30) day period provided in Section 1.9(c), then, within ten (10) Business Days after the end of such thirty (30)-day period, the objections that remain unresolved (the “Disputed Items”), together with any supporting documentation as either Parent or the Shareholder Representative may choose to submit, shall be submitted by the Shareholder Representative and Parent for final binding written resolution to the Accounting Arbitrator. Parent and the Shareholder Representative shall each provide the Accounting Arbitrator with their respective determinations of Net Working Capital, taking into account the Agreed Adjustments pursuant to Section 1.9(d), if any. Parent and the Shareholder Representative shall use reasonable efforts to cause the Accounting Arbitrator to make the final determination of the Disputed Items as to the calculation of Net Working Capital in accordance with the terms of this Agreement within thirty (30) days after such Disputed Items have been so submitted to the Accounting Arbitrator. The Accounting Arbitrator shall make an independent determination of the Disputed Items that, assuming compliance with the previous clause, shall be final and binding on the Indemnifying Parties and Parent if such independent determination of Net Working Capital shall be within the range proposed by Parent and the Shareholder Representative, and shall not be subject to dispute, appeal, Action or challenge for any reason. If the Accounting Arbitrator’s independent determination of the Net Working Capital is outside the range proposed by Parent and the Shareholder Representative, then the applicable Net Working Capital proposed by Parent or the Shareholder Representative that was closer to that of the Accounting Arbitrator shall be final and binding on the Indemnifying Parties and Parent. The scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether such calculation was done in accordance with the terms hereof, and whether there were mathematical errors in the calculation of Net Working Capital, and the Accounting Arbitrator is not to make any other determination. The Accounting Arbitrator shall be instructed only to resolve the Disputed Items based solely on presentations and supporting material provided by Parent and the Shareholder Representative and not pursuant to any independent review or investigation. The fees, costs and expenses of the Accounting Arbitrator shall be borne by the Shareholder Representative (on behalf of the Indemnifying Parties out of the Expense Fund) and Parent in inverse proportion as they may prevail on the matters resolved by the Accounting Arbitrator, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Arbitrator at the time the determination is rendered on the merits of the matters submitted. The Net Working Capital, after giving effect to any Agreed Adjustments and to the resolution of Disputed Items by the Accounting Arbitrator, shall be deemed to be final and binding for purposes of this Section 1.9.
(f)    Net Working Capital, as finally determined pursuant to this Section 1.9, is referred to herein as the “Final Net Working Capital.” The date on which the Final Net Working Capital is determined pursuant to this Section 1.9 shall hereinafter be referred to as the “Settlement Date”.
(g)
(i)    If the Final Net Working Capital is greater than the sum of the Net Working Capital Target plus the Net Working Capital Collar, Parent shall, within three (3) Business Days of the Settlement Date, transfer to the Exchange Agent an amount of cash equal to such amount by which the Final Net Working Capital exceeds the sum of the Net Working Capital Target plus the Net Working Capital Collar, and the Exchange Agent shall pay an amount of cash to the Shareholders equal to their respective Pro Rata Portions of such amount.
(ii)    If the Net Working Capital Target is greater than the sum of Final Net Working Capital plus the Net Working Capital Collar, then within three (3) Business Days of the Settlement Date, Parent shall be entitled to permanently retain from the Holdback Amount a portion of the Holdback Amount equal to such amount by which the Net Working Capital Target exceeds the sum of the Final Net Working Capital plus the Net Working Capital Collar.
(iii)    If the difference between the Final Net Working Capital and the Net Working Capital Target is less than or equal to the Net Working Capital Collar, then no payments shall be made under this Section 1.9(g).
(h)    All payments made pursuant to this Section 1.9 shall constitute an adjustment to the Total Consideration Value for Tax purposes to the extent permitted by applicable Legal Requirements.
1.10    Withholding.

Exhibit 10.2

The Company, the Exchange Agent, Parent, and the Surviving LLC (the “Withholding Agents”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, local or foreign Tax law or under any Legal Requirements or applicable Orders from a Tax Authority; provided, however, that Parent shall provide the Shareholder Representative with written notice of any such intended withholding (other than any such withholding that is imposed on consideration that is properly treated as compensation for applicable income, employment and/or payroll Tax purposes) at least five (5) days before the making of such payment, and Parent shall cooperate in good faith as reasonably requested by the Shareholder Representative to obtain any available exception from, or reduction in, such withholding to the extent permitted under applicable Legal Requirements. To the extent such amounts are so deducted or withheld and remitted to the appropriate Tax Authority in accordance with applicable Legal Requirements, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are not so deducted and withheld, the Person to whom such amounts are paid shall indemnify each of the Withholding Agents with respect to such amounts required to be deducted and withheld, and penalties, interest and additions to Tax, except to the extent such penalties, interest and additions to Tax are attributable to the gross negligence or willful misconduct of the Withholding Agents (which shall include failures to withhold at least the amount of any Taxes set forth in the Spreadsheet, if any).
1.11    Company Loans
. In the event that any holder of Company Capital Stock as a borrower has outstanding loans from the Company as of the First Effective Time, the cash portion of any amounts payable to such holder or pursuant to Section 1.6(b)(i) hereof, if any, shall be reduced by an amount equal to the outstanding principal plus accrued interest, if any, of such holder’s loans as of the First Effective Time, plus any other amounts owed by such holder to the Company (collectively, such holder’s “Loan Repayment Amount”). Such loans shall be satisfied as to the amount by which the cash consideration is reduced pursuant to this Section 1.11. To the extent the consideration payable to such hold is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such holder.
1.12    Tax Consequences.
The Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code and corresponding provisions of state and local Tax law, and this Agreement is intended to constitute, and is adopted by the parties as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. The parties agree that (i) each party hereto shall cause all Tax Returns relating to the Mergers to be filed on the basis of treating the Mergers as a “reorganization” within the meaning of Section 368(a)(1) of the Code and corresponding provisions of state and local Tax law, and (ii) neither Parent nor the Company shall take, nor permit their respective Affiliates to take any action or position that reasonably would be expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, in each case unless otherwise required by applicable Legal Requirements. Except as expressly provided in this Agreement, no party makes any representations or warranties to the other parties or any securityholder of the Company regarding the Tax treatment of the Mergers, or any of the Tax consequences of this Agreement, the Mergers or any of the other transactions or agreements contemplated hereby. The parties acknowledge that they and the securityholders of the Company are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, if tax counsel to Parent and the Company, after good faith consultation with each other, reasonably determine at Closing that, taking into account only the Total Cash Consideration, cash paid to Unaccredited Investors and in respect of fractional shares, and a reasonable estimate of the cash to be paid with respect to Dissenting Shares, and the Total Stock Consideration, the Continuity Test (as defined below) is not satisfied solely as a result of the value of a share of Parent Common Stock, then the Total Cash Consideration shall be reduced and the Total Stock Consideration correspondingly increased to the minimum extent necessary to enable the Continuity Test to be satisfied (as reasonably determined by such tax counsel). Any such changes to the Total Stock Consideration and Total Cash Consideration shall require the consent of Parent and the Company (not to be unreasonably withheld, conditioned or delayed).  The Continuity Test means that at least forty percent (40%) of the value of the Company Capital Stock must be exchanged for Parent Common Stock pursuant to the Mergers.  For purposes of determining

Exhibit 10.2

whether the Continuity Test has been satisfied, the value of a share of Parent Common Stock shall be the Parent Trading Price, and the Total Cash Consideration shall be reduced to the minimum extent necessary to enable the Continuity Test to be satisfied using such price for each additional share of Parent Common Stock to be issued.
1.13    Parent Common Stock Issuance.
The aggregate amount of the Parent Common Stock issuable to the Equityholders in respect of their shares of Company Capital Stock and Company Options pursuant to this Agreement shall not be greater than nineteen and ninety-nine hundredths percent (19.99%) of the shares of Parent Common Stock that were issued and outstanding prior to the First Effective Time, and assuming that (i) each of the Performance-Based RSUs are fully vested and the shares subject to such Performance-Based RSUs are issued in full, (ii) any Dissenting Shares will receive a cash amount equal in value to the consideration otherwise payable to holders of Company Capital Stock in accordance with this Agreement, and (iii) to the extent Unaccredited Investors would otherwise have been entitled to be issued shares of Parent Common Stock as consideration or otherwise under this Agreement, Parent shall pay such amounts in cash pursuant to Section 1.6(e).
1.14    Taking of Further Action.
If at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, to vest Parent with full right, title and possession to all of the Company Capital Stock or to vest the Surviving LLC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Corporation, then each of the Company, Parent and the officers and directors of each of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
Article II
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
Subject to any disclosure set forth in (i) the specific section, subsection or subclause of the disclosure schedule delivered by the Company to Parent on the date hereof prior to the execution and delivery hereof (the “Disclosure Schedule”) that corresponds to the specific section, subsection or subclause of each representation and warranty set forth in this Article II, or (ii) any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is reasonably apparent on the face of such disclosure that it applies to such other section, subsection or subclause of this Article II without reference to the documents referenced therein or any extrinsic knowledge of the matters addressed thereby, the Company hereby represents and warrants to Parent and the Merger Subs as follows:
2.1    Organization and Good Standing
.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each other jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, other than to the extent that a failure be so qualified or licensed in any such other jurisdiction would not be material to the Company and its Subsidiaries, taken as a whole. The Company has Made Available true, correct and complete copies of its articles of incorporation, as amended to date (the “Articles of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents that has not been Made Available. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company and every jurisdiction in which the Company and its Subsidiaries have

Exhibit 10.2

Employees or facilities as of the date hereof. Except as set forth on Section 2.1 of the Disclosure Schedule, the operations now being conducted by the Company and its Subsidiaries are not now and have never been conducted by the Company or any of its Subsidiaries under any other name. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.
2.2    Authority and Enforceability
.  The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the First Merger and the other Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Mergers and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company and the unanimous approval of the Shareholders in the Shareholder Written Consents) and no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Mergers or any other Transactions. The Shareholder Written Consents from each of the Shareholders delivered to Parent prior to the execution of this Agreement pursuant to Section 5.2(a) is the only vote of the Shareholders required under applicable Legal Requirements, the California Code, the Charter Documents and all Contracts to which the Company is a party to legally adopt this Agreement and approve the Mergers and the other Transactions. The Board of Directors of the Company has approved this Agreement, the Mergers and the other Transactions, and recommended to the Shareholders to vote in favor of adoption of this Agreement and approval of the Mergers and the other Transactions (the “Company Recommendation”). This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute or will, when executed, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (clauses (x) and (y) collectively, the “Enforceability Limitations”).
2.3    Governmental Approvals and Consents
. No consent, notice, waiver, approval, waiting period expiration or termination, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the Mergers or any other Transactions, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act or any foreign antitrust, merger control, or competition law, and (c) the filing of the Agreements of Merger with the Secretary of State of the State of California.
2.4    No Conflicts
. Assuming compliance with the regulatory measures, if any, described in Section 2.3 hereto, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party, and the consummation of the Mergers or any other Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a “Conflict”) under (a) any provision of the Charter Documents or the organizational documents of any Subsidiary of the Company, as amended, (b) any Material Contract or (c) any Legal Requirement or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 2.4 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Mergers or any other Transactions, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Times so as to preserve

Exhibit 10.2

all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Material Contracts from and after the Effective Times. Following the consummation of the Mergers, the Surviving LLC or the applicable Subsidiary of the Company will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or such Subsidiary would otherwise have been required to pay pursuant to the terms of such Material Contracts had the Mergers or other Transactions not occurred.
2.5    Company Capital Structure
.
(a)    The authorized capital stock of the Company consists of (i) 1,000,000 shares of Company Common Stock, of which 157,501 shares are issued and outstanding on the date hereof. As of the date hereof, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares, the number of the applicable stock certificates representing such shares and the domicile addresses of record of such Persons. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and at the First Effective Time will not be subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.
(b)    All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any shareholder of the Company) in compliance with all applicable Legal Requirements, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any shareholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.5(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding as of the Agreement Date. True, correct and complete copies of all agreements and instruments relating to any securities of the Company have been Made Available and as of the Agreement Date such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.
(c)    Except for the Plan, neither the Company nor any of its Subsidiaries have ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any Person (whether payable in shares, cash or otherwise). The Company has reserved 100,745 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options or the granting or purchase of restricted stock granted under the Plan, of which (i) 63,157 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) no shares have been issued upon the exercise of options granted under the Plan and remain outstanding as of the date hereof, (iii) no shares have been issued as restricted stock under the Plan, and (iv) 37,588 shares remain available for future grant. Each Company Option was originally granted with an exercise price at least equal to the fair market value of a share of Company Common Stock on the date of grant. The terms of the Plan and the applicable agreements for each Company Option award allow for the treatment of Company Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Shareholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all agreements and instruments relating to or issued under the Plan have been Made Available and as of the Agreement Date such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available. All holders of Company Options are current employees, former employees within their post-termination exercise window or non-employee directors of the Company or a Subsidiary of the Company.
(d)    Section 2.5(d) of the Disclosure Schedule sets forth as of the Agreement Date for each outstanding Company Option, the name of the holder, the type of award, the type of entity of such holder, the domicile address of record of such holder, whether such holder is an employee of the Company or a Subsidiary of the Company,

Exhibit 10.2

the number of shares of Company Capital Stock issuable upon the exercise of such Company Option, the date of grant, the exercise price (if any), the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the Transactions or any other events, and whether such Company Option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code, and whether (and to what extent) any such Company Option is or has ever been subject to Section 409A (whether or not subsequently amended to comply with or be exempt from the requirements of Section 409A) and any action taken to amend any such Company Option to comply with or be exempt from the requirements of Section 409A.
(e)    No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (including any Company Promissory Note) (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof. All Company Promissory Notes have been converted in full into shares of Company Common Stock and the Company has performed and satisfied each of its covenants or obligations under the Company Promissory Notes such that the Company has no further covenants, obligations or liabilities thereunder.
(f)    Except for the Company Options, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Company Options, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity-compensation rights of the Company or any of its Subsidiaries (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries, and there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the First Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock, and all outstanding rights to acquire or receive any shares of Company Capital Stock, shall have been terminated.
(g)    Section 2.5(g) of the Disclosure Schedule sets forth as of the Agreement Date the outstanding principal, accrued interest and applicable rate of interest of all outstanding Indebtedness from the Company to Shareholders described in Section 1.11 hereof.
(h)    The information contained in the Spreadsheet will be true, correct and complete as of the Closing Date and the calculations performed to compute the information contained therein will be accurate and in accordance with applicable Legal Requirements, the terms of this Agreement, the Charter Documents and all other agreements and instruments among the Company and/or any holder of Company Capital Stock, Company Options, Company Promissory Notes or other equity securities of the Company, and no such holder will be entitled to any amounts with respect to his, hers or its shares of Company Capital Stock, Company Options, Company Promissory Notes or other equity securities of the Company or any of it its Subsidiaries except as provided in the Spreadsheet.
2.6    Company Subsidiaries
.
(a)    Section 2.6(a) of the Disclosure Schedule lists each Subsidiary of the Company. Each Subsidiary of the Company is an entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (or in the event good standing is not an applicable concept in such jurisdiction, no proceedings have been initiated for the dissolution of such Subsidiary under the laws of its jurisdiction of incorporation or organization). Each Subsidiary of the Company has the power to own its assets and properties and to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is

Exhibit 10.2

in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary, except where the failure to be so qualified or licensed would not be material to the Company and its Subsidiaries, taken as a whole. A true, correct and complete copy of the charter documents and bylaws or other organizational documents of each Subsidiary of the Company, each as amended to date and in full force and effect on the date hereof, has been Made Available. All of the outstanding shares or other equity interests of each Subsidiary of the Company are owned of record and beneficially by the Company. All of the outstanding shares or other equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non‑assessable and not subject to preemptive rights created by statute, the charter documents or bylaws or other organizational documents of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Legal Requirements. No Subsidiary of the Company is subject to any bankruptcy or insolvency proceedings or is or likely to become unable to pay its due debts upon their maturity. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other equity interests of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Subsidiary of the Company. Section 2.6(a) of the Disclosure Schedule lists the directors and officers and other equity interest holders, if applicable, of each Subsidiary of the Company as of the date of this Agreement. Any Subsidiaries that are not wholly owned by the Company are controlled by the Company and consolidated with the Company in the Financials.
(b)    Section 2.6(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity (other than the Company’s Subsidiaries) in which the Company owns, directly or indirectly, any shares or any interest. Neither the Company nor any of its Subsidiaries have agreed or are obligated to make any future investment in or capital contribution to any Person.
2.7    Company Financial Statements; Internal Financial Controls
.
(a)    Section 2.7(a) of the Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheets as of December 31, 2016 and December 31, 2017, unaudited consolidated balance sheet as of December 31, 2018, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of February 28, 2019 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the two months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with cash basis accounting consistently applied on a consistent basis throughout the periods indicated and consistent with each other and present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the unaudited Year-End Financials and the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Books and Records of the Company and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Financials are consistent with such Books and Records.
(b)    The Company has Made Available an aging schedule with respect to the billed accounts receivable of the Company and each of its Subsidiaries as of the Balance Sheet Date, indicating a range of days elapsed since invoice. All of the accounts receivable, whether billed or unbilled, of the Company and each of its Subsidiaries arose in the ordinary course of business consistent with past practice, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No Person has any Lien (other than Permitted Liens) on any accounts

Exhibit 10.2

receivable of the Company or any of its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any of its Subsidiaries.
(c)    The Company and each of its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and each of its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with the procedures used in their preparation, and that receipts and expenditures of the Company and each of its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries (including any Employee thereof) have identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (y) any fraud, whether or not material, that involves the management or other Employees of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (z)  any claim or allegation regarding any of the foregoing.
(d)    The information set forth in the Closing Date Balance Sheet will have been prepared in accordance with cash basis accounting consistently applied as of immediately prior to the Effective Time.
2.8    No Undisclosed Liabilities
. Neither the Company nor any of its Subsidiaries have any liability, indebtedness, obligation or expense of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in a balance sheet prepared in accordance with GAAP), except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, (c) constitute Third Party Expenses set forth on the Spreadsheet, or (d) are executory performance obligations arising under Contracts to which the Company and its Subsidiaries are parties or otherwise bound that, in the case of Material Contracts, do not result from a breach or default thereunder.
2.9    No Changes
. Since the Balance Sheet Date through the date hereof, (a) no Company Material Adverse Effect has occurred and (b) neither the Company nor any of its Subsidiaries have taken any action that would require the consent of Parent under Section 4.2 if proposed to be taken after the date hereof.
2.10    Taxes
. Except as set forth on Section 2.10 of the Disclosure Schedule:
(a)    Tax Returns and Payments. Each return (including any information return), report, statement, declaration, estimate, schedule, notice, form, claim for refund, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity responsible for the imposition of Taxes (a “Tax Authority”) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto (each, a “Tax Return”) required to be filed by or on behalf of the Company or any of its Subsidiaries with any Tax Authority: (i) has been filed; and (ii) in all material respects has been, accurately and completely prepared in compliance with all applicable Legal Requirements. All Taxes required to be paid by the Company and each of its Subsidiaries that are due and owing (whether or not shown or required to be shown on any Tax Return) have been paid. The Company has delivered or Made Available to Parent accurate and complete copies of all income and other material Tax Returns filed since January 1, 2015 requested by Parent.

Exhibit 10.2

(b)    Reserves for Payment of Taxes. The Financials accurately accrue for all liabilities for Taxes of the Company and its Subsidiaries with respect to all periods through the dates thereof in accordance with GAAP. Except in connection with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries have incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with past practice.
(c)    Audits; Claims; Etc. Since January 1, 2016, no Tax Return of the Company or any of its Subsidiaries has ever been examined or audited by any Tax Authority. Since January 1, 2016, neither the Company nor any of its Subsidiaries have received from any Tax Authority any: (i) written notice indicating an intent to open a Tax audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed Tax adjustment. No claim or legal proceeding is pending or, to the Company’s Knowledge, threatened in writing by a Tax Authority against the Company or any of its Subsidiaries in respect of any Tax (including any Tax filing or Tax reporting obligation). There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable or Taxes that are being contested in good faith and by appropriate proceedings. Neither the Company nor any of its Subsidiaries have (i) filed an outstanding request for an extension of time within which to file any Tax Return which such Tax Return has not yet been filed (other than automatic extensions in the ordinary course of business consistent with past practices), (ii) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which waiver or consent remains outstanding, and no such waiver or consent is pending, (iii) applied for a ruling relating to Taxes which could be binding on Parent, the Company or any of their Affiliates after the Closing Date, or (iv) entered into a “closing agreement” as described in Section 7121 of the Code (or any comparable provisions of state, local or foreign Legal Requirements) with any Tax Authority. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of the Company or any of its Subsidiaries, other than powers of attorney granted in the ordinary course of business in connection with the preparation and/or filing of Tax Returns.
(d)    Legal Proceedings; Etc. There are no unsatisfied liabilities for Taxes in connection with any notice of Tax deficiency or similar document received by the Company or any of its Subsidiaries (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith and by appropriate proceedings by the Company or any of its Subsidiaries and with respect to which adequate reserves for payment have been established).
(e)    Distributed Stock. Neither the Company nor any of its Subsidiaries have distributed stock of another Person, and neither the Company nor any of its Subsidiaries have had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(f)    280G; 4999. There is no agreement, plan, arrangement or other Contract (i) covering any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or (ii) by which the Company or any of its Subsidiaries is bound to compensate any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) for excise taxes paid, including pursuant to Section 4999 of the Code. Section 2.10(f) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder).
(g)    Tax Indemnity Agreements; Etc. Neither the Company nor any of its Subsidiaries currently are, or have ever been, a party to or bound by any written Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar written Contract (other than any such agreement or Contract solely between the Company, on one hand, and any of its Subsidiaries, on the other hand or a commercial agreement entered into in the ordinary course of business consistent with past practice, such as a lease or an agreement with a customer or supplier, the principal purpose of which is not the sharing or allocation of Taxes) (each, a “Tax Sharing Agreement”), and after the Closing Date, neither the Company nor any of its Subsidiaries will be bound by any such agreement or have any

Exhibit 10.2

liability thereunder for any amounts. Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unified group (including within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, pursuant to any Tax Sharing Agreement, or by operation of law.
(h)    Neither the Company nor any of its Subsidiaries has ever been a party to any joint venture, partnership, or, to the Company’s Knowledge, other agreement that could reasonably be expected to be treated as a partnership for Tax purposes.
(i)    No Other Jurisdictions for Filing Tax Returns. Neither the Company nor any of its Subsidiaries are subject to Tax in any country other than their respective countries of incorporation or formation by virtue of having a permanent establishment, place of business or business operations in that country. No written claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as the case may be, is or may be subject to Taxation by that jurisdiction.
(j)    Transfer Pricing. The prices for any property or services (or for the use of any property), including, without limitation, interest and other prices for financial services, provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code (or any comparable provisions of state, local or foreign Legal Requirements).
(k)    Tax Shelters; Listed Transactions; Etc. Neither the Company nor any of its Subsidiaries have ever participated in, nor is currently participating in, a “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements. The Company and each of its Subsidiaries has disclosed on its respective Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Legal Requirements).
(l)    Section 83(b). To the Company’s Knowledge, each Person who holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code has made an election under Section 83(b) of the Code.
(m)    Withholding. The Company and each of its Subsidiaries has (i) withheld or collected from each payment made to each of its employees, shareholders or members, and other third parties and paid over to the proper Governmental Entities (or is properly holding for such payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including U.S. federal, state, and local income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant non-U.S. income and employment Tax withholding Legal Requirements, and other Taxes required to be withheld or paid, and (ii) has filed all withholding Tax Returns, for all periods.
(n)    Change in Accounting Methods; Closing Agreements; Etc. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i)  method of accounting employed, or change in method of accounting made, prior to or in connection with the First Effective Time, excluding the change from the cash method to the accrual method of accounting as a result of the First Merger; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the First Effective Time; (iii)  intercompany transactions or excess loss accounts described in Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement) with respect to a transaction occurring prior to the First Effective Time, (iv) installment sale or open transaction disposition made prior to the First Effective Time; (v) prepaid amount received

Exhibit 10.2

on or prior to the First Effective Time; or (vi) election pursuant to Section 108(i) of the Code made prior to the First Effective Time. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.
(o)    Dual Consolidated Loss. Neither the Company nor any of its Subsidiaries have ever incurred a dual consolidated loss within the meaning of Section 1503 of the Code (or any comparable provisions of state, local or foreign Legal Requirements).
(p)    International Issues. Neither the Company nor any of its Subsidiaries are, or ever have been, (i) “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or an entity that has ever made the election provided in Section 897(i) of the Code, (ii) a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) a “controlled foreign corporation” within the meaning of Section 957 of the Code. None of the Subsidiaries of the Company that is a non-U.S. corporation has (i) any item of income that could constitute subpart F income within the meaning of Section 952 of the Code, or (ii) any investment in “United States property” within the meaning of Section 956 of the Code, in each case during a taxable year that includes but does not end on the Closing Date.
(q)    Section 409A.
(i)    Section 2.10(q)(i) of the Disclosure Schedule lists each Company Employee Plan and Contract, agreement or arrangement between the Company or any Subsidiary and any Employee, in each case, that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to (and not exempt from) Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan, if any, has been at all times in operational compliance with Section 409A and has been in documentary compliance with Section 409A. No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A with respect to any Company Employee Plan or other arrangements or agreements which is or has been in effect at any time prior to the First Effective Time. To the extent required, the Company and each of its Subsidiaries have properly reported and/or withheld and remitted on amounts deferred under any nonqualified deferred compensation plan subject to Section 409A. There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party covering any Employee of the Company or any of its Subsidiaries, which individually or collectively could require the Company or any of its Subsidiaries to pay a Tax gross-up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, which, individually or collectively, could give rise to a Parent, Company, Surviving Corporation, or Subsidiary Tax under Section 409A or that would give rise to an Employee Tax and/or Parent, Company, Surviving Corporation or Subsidiary reporting obligations under Section 409A.
(ii)    No Company Option or other stock right (as defined in Treasury Regulation Section 1.409A-1(l)) (w) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted and no exercise price of any Company Option has been amended following the grant date of such Company Option to an exercise price less than the fair market value on the date of such amendment, (x) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (y) has been granted after the Company’s incorporation, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).
(r)    Reorganization. As of the date hereof, neither the Company nor any of its Subsidiaries or their Affiliates has taken or agreed to take any action, nor does the Company or any of its Subsidiaries have knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To the Company’s Knowledge, there are no agreements, plans or other circumstances that would reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Exhibit 10.2

(s)    Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of the Sellers is making, and shall not be construed to have made, any representation or warranty as to the amount or utilization of any net operating loss, tax credit or other Tax asset of the Company or any of the Company’s Subsidiaries after the Closing Date.
2.11    Real Property
. Neither the Company nor any of its Subsidiaries own any real property, nor has the Company nor any of its Subsidiaries ever owned any real property. Section 2.11 of the Disclosure Schedule sets forth a list as of the Agreement Date of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (collectively, the “Leased Real Property”). Section 2.11 of the Disclosure Schedule sets forth a list as of the Agreement Date of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder, the amount of any deposit or other security or guarantee granted in connection with any such lease, license, sublease or other occupancy right, and all amendments, terminations and modifications thereof (collectively, the “Lease Agreements”). The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any of its Subsidiaries owe brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company and each of its Subsidiaries have performed all of their obligations under any termination agreements pursuant to which they have terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing material liability with respect to such terminated agreements. The Leased Real Property is in good operating condition and repair, free from any material structural, physical or mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s and its Subsidiaries’ business. Neither the operation of the Company nor any of its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon.
2.12    Tangible Property
. The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased tangible properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, (b) Liens for Taxes not yet due and payable or those Taxes being contested in good faith through appropriate proceedings, (c) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby and (d) other Permitted Liens. The material items of equipment owned or leased by the Company and each of its Subsidiaries (i) are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
2.13    Intellectual Property
.
(a)    Disclosures. The Disclosure Schedule accurately identifies and describes: (i) in Section 2.13(a) of the Disclosure Schedule, each Company Product (by name and version number); (ii) in Section 2.13(a) of the Disclosure Schedule, (A) each item of Registered IP in which the Company or any of its Subsidiaries has or purports to have an ownership interest, (B) the record owner, and, if different, the legal and beneficial owner, of such item of such Registered IP, (C) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number, and (D) for each domain name registration, the applicable domain name

Exhibit 10.2

registrar, the expiration date for the registration, and name of the registrant; (iii) in Section 2.13(a) of the Disclosure Schedule, all material unregistered trademarks owned or used by the Company or any of its Subsidiaries; (iv) in Section 2.13(a) of the Disclosure Schedule, (A) all Licensed IP Contracts (other than Open Source Software and software licensed under a Non-Negotiated Vendor Contract), the terms of which identify the Licensed IP licensed thereunder, and (B) whether the license or licenses so granted to the Company or any of its Subsidiaries are exclusive or nonexclusive; and (v) in Section 2.13(a) of the Disclosure Schedule, each Company IP Contract, other than (A) non-disclosure agreements substantially in the form of a Standard Form IP Contract, (B) nonexclusive licenses pursuant to Standard Form IP Contracts that have been entered into in the ordinary course of business, and (C) rights granted to contractors or vendors to use Company IP for the sole benefit of the Company or any of its Subsidiaries.
(b)    Standard Form IP Contracts. The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract.
(c)    Ownership Free and Clear. The Company and its Subsidiaries exclusively own all right, title and interest to and in the Company IP, free and clear of any Liens (excluding non-exclusive licenses entered into in the ordinary course of business), including all Intellectual Property and Intellectual Property Rights embodied by or incorporated in the Company Products (but excluding Licensed IP). Without limiting the generality of the foregoing:
(i)    each Employee or other Person who is or was involved in the authorship, invention, creation, conception or development of any Intellectual Property or Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries has entered into a valid and enforceable written agreement sufficient under all applicable Legal Requirements to irrevocably assign (subject to 17 U.S.C. § 203(a)) all such Intellectual Property and such Intellectual Property Rights to the Company and its Subsidiaries;
(ii)    no Employee or former employer of any Employee has any claim, right or interest (including the right to obtain any claim, right or interest) to or in any Company IP;
(iii)    no funding, facilities, resources or personnel of any Governmental Entity or any research or educational institution were used to develop or create any Company IP;
(iv)    the Company and each of its Subsidiaries have taken all necessary steps to maintain the confidentiality of all proprietary information held by the Company or any of its Subsidiaries, or purported to be held by the Company or any of its Subsidiaries, as a trade secret, including any confidential information or trade secrets provided to the Company or any of its Subsidiaries by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed or has, to the Company’s Knowledge, actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information;
(v)    Neither the Company nor any of its Subsidiaries have made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations (including any membership commitments or other commitments, promises, submissions, suggestions, statements or declarations that would require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company IP or otherwise impair or limit the Company or any of its Subsidiaries’ control of any Company IP) in each case to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”), and no patent included in the Company IP (i) is subject to any commitment that would require the grant of any license or other right to any Person or otherwise limit the Company’s control of any Company IP or (ii) has been identified by the Company or, to the Knowledge of the Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization;
(vi)    the Company or any of its Subsidiaries owns or otherwise has, and after the Closing will continue to have, all Intellectual Property Rights and Intellectual Property needed to conduct the business of such entity as currently conducted and currently planned by such entity to be conducted;

Exhibit 10.2

(vii)    all Company IP will be fully transferable and alienable by the Company or one or more of its Subsidiaries (as applicable) at the Closing without restriction and without payment of any kind to any Person, in each case except as set forth in Section 2.13(c)(vii) of the Disclosure Schedule;
(viii)    no Company IP is subject to any Action that restricts in any manner the use, offer for sale, sale, license, practice and other exploitation thereof or that would reasonably be expected to have an adverse effect on the use, validity or enforceability thereof that would be material to business or operations of the Company or any of its Subsidiaries; and
(ix)    the Company or each of its Subsidiaries (as applicable) has the exclusive right to bring an Action against a third party for infringement or misappropriation of the Company IP.
(d)    Valid and Enforceable. No trademark (whether registered or unregistered), trade name, domain name or otherwise protected designation (e.g., worktitle) owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered), trade name or domain name owned, used or applied for by any other Person. To the Company’s Knowledge, each item of Company IP that is Registered IP is valid, subsisting and enforceable, and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline, except that no representation or warranty is made with respect to the validity, subsistence, or enforceability of pending applications. To the Company’s Knowledge, there is no basis for a claim that any Company IP is invalid or, except for pending applications, unenforceable. Except as set forth in Section 2.13(d) of the Disclosure Schedule, there are no actions that must be taken by the Company or any of its Subsidiaries within six (6) months of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any Registered IP. No issuance or registration obtained and no application filed by the Company or any of its Subsidiaries in connection with the Company IP has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or its Subsidiary, as applicable, has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application.
(e)    Effects of the Mergers. Neither the execution, delivery or performance of this Agreement or any Related Agreement nor the consummation of the Mergers or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) a breach of any Contract listed or required to be listed in Section 2.13(a) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Intellectual Property or Intellectual Property Rights owned by, or licensed to, Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries); or (v) payment of any royalties or other license fees with respect to Intellectual Property Rights of any other Person in excess of those payable by the Company or any of its Subsidiaries in the absence of this Agreement or the Transactions
(f)    No Third Party Infringement of Company IP. To the Knowledge of the Company as of the Agreement Date, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Neither the Company nor any of its Subsidiaries have brought any actions or lawsuits alleging (i) infringement, misappropriation or other violation of any Company IP or (ii) breach of any license, sublicense or other agreement authorizing another party to use any Company IP, and, to the Knowledge of the Company as of the Agreement Date, there do not exist any facts which could currently reasonably be expected to form the basis of any such action or lawsuit. Neither the Company nor any of its Subsidiaries have entered into any agreement granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, the Company IP. Section 2.13(f) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence, as of the Agreement Date, that has been sent or otherwise delivered by or to the Company or any of its Subsidiaries or representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.

Exhibit 10.2

(g)    Use of Licensed IP. All Intellectual Property and Intellectual Property Rights that are used, held for use or practiced by the Company or any of its Subsidiaries but are not owned or purported to be owned by the Company or such Subsidiary, as applicable, are validly licensed to the Company or such Subsidiary, as applicable, pursuant to: (i) a Licensed IP Contract set forth on Section 2.13(a) of the Disclosure Schedule, (ii) a license for Open Source Software listed in Section 2.13(m)(i) of the Disclosure Schedule or (iii) a Non-Negotiated Vendor Contract that has been Made Available. The Company has valid written licenses in respect of all Licensed IP of sufficient scope to permit the Company and each of its Subsidiaries to conduct their businesses as currently conducted or currently contemplated to be conducted by the Company or such Subsidiary (except, with respect to the business as contemplated to be conducted only, for such items that the Company or its Subsidiaries expects to obtain on reasonable terms from third parties) without infringing or violating the rights of any other Person. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other Person, is in breach of any Licensed IP Contract.
(h)    Sufficiency of IP. The Company IP and the Licensed IP together constitute all of the Intellectual Property and Intellectual Property Rights necessary and sufficient to operate the businesses of the Company and each of its Subsidiaries as currently conducted.
(i)    No Infringement of Third Party IP Rights. Neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has ever infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and the conduct of the business of the Company and each of its Subsidiaries, when conducted by the Company and each of its Subsidiaries in substantially the same manner after the date hereof and by Parent or its Subsidiaries after the Closing Date, will not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person (including patents issuing on patent applications filed as of the Agreement Date), violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under any Legal Requirement.
(j)    No Harmful Code. None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Harmful Code”).
(k)    Company IT Assets. All Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment used in the operation of the Company’s and each of its Subsidiaries’ businesses (collectively, the “Company IT Assets”) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of such businesses.
(l)    Security Measures. The Company and each of its Subsidiaries have taken commercially reasonable steps and implemented reasonable procedures to ensure that the information technology systems used by the Company and its Subsidiaries in connection with the operation of the businesses of the Company and each of its Subsidiaries are free from any Harmful Code.
(m)    Use of Open Source Code.
(i)    Section 2.13(m)(i) of the Disclosure Schedule accurately identifies and describes (in the format requested by Parent) each item of Company Software that is subject to any version of the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org) (collectively, “Open Source Software”) that is or has been included, incorporated or embedded in, linked to, combined, distributed, or made available with, or used in the delivery or provision of any Company Product and, with respect to those licenses that are “copyleft” or “viral” (the “Copyleft Licenses”) the manner in which such Open Source Software is or has been included, incorporated or embodied in, linked to, combined, distributed or made available with, or used in the development of any Company Product (such

Exhibit 10.2

description shall include, without limitation, whether (and, if so, how) the Open Source Software subject to such Copyleft Licenses was modified and/or distributed by the Company or any of its Subsidiaries).
(ii)    Except as disclosed in Section 2.13(m)(ii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has used, modified, or distributed any Open Source Software in a manner that: (i)  could or does require (or could or does condition the use or distribution of such Open Source Software on) the disclosure, licensing or distribution of any source code for any Company IP or any portion of any Company Product other than such Open Source Software; (ii) could or does require the licensing or disclosure of any Company IP, or any portion of any Company Product other than such Open Source Software, for the purpose of making derivative works; (iii)  could or does otherwise impose any material limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company IP, including restrictions on the consideration to be charged for the distribution of any portion of any Company Product; (iv) creates material obligations for the Company or any of its Subsidiaries with respect to Company IP or grants to any Person any rights or immunities under Company IP; or (v) imposes any other material limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use or distribute any portion of any Company Product.
(iii)    Except as disclosed in Section 2.13(m)(iii) of the Disclosure Schedule, the Company and each of its Subsidiaries have complied with all of the terms and conditions of each applicable license for Open Source Software, including all requirements pertaining to attribution and copyright notices.
(n)    No License of Source Code. No source code for any Company IP has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an Employee, including under any license for Open Source Software, except for javascript modules that are delivered to end users in source code form in the ordinary course of business (as described on Section 2.13(n) of the Disclosure Schedule). Neither the Company nor any of its Subsidiaries have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or any other Person who is not, as of the date of this Agreement, an Employee of the Company or any of its Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an Employee of the Company or any of its Subsidiaries (except for the javascript modules described on Section 2.13(n) of the Disclosure Schedule).
(o)    Marketing Communications. Recipients of any communications initiated by or for the Company or any of its Subsidiaries have, to the extent required by applicable Legal Requirements, consented to receive such communications, and the Company and each of its Subsidiaries and all Persons performing for the Company and each of its Subsidiaries have at all times complied with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, state anti-spam laws, and all other Legal Requirements relating to marketing, promotion, email harvesting, and the transmission of unsolicited communications.
(p)    Private Data. Section 2.13(p) of the Disclosure Schedule describes the categories of Private Data collected, used, or disclosed by or for the Company or any of its Subsidiaries and identifies each Company Database in which Personal Data or other confidential or proprietary data or information presently is maintained by or for the Company or any of its Subsidiaries, the types of Private Data in each such Company Database, the means by which the Private Data in such Company Database was collected, the means by which it is used or disclosed, and the security policies that have been adopted and maintained with respect to each such Company Database. No breach or violation of any such security policy has occurred or, to the Knowledge of the Company, is threatened, and there has been no loss, damage or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of the Private Data or other data or information in any of the Company Databases. The Company has Made Available all reports prepared by or for the Company or any of its Subsidiaries relating to all data security-related audits of the Company or any of its Subsidiaries performed (in whole or in part) in the twenty-four (24) months prior to the Agreement Date.
(q)    Privacy Policies and Privacy Legal Requirements. Copies of all Company Privacy Policies that the Company or any of its Subsidiaries has made publicly available have been Made Available. The Company

Exhibit 10.2

and each of its Subsidiaries at all times has posted the applicable Company Privacy Policy(ies) on each of its websites, applications, and other online services (“Company Sites”), in a manner readily available to visitors and current and potential users and in compliance with all Privacy Legal Requirements. No statement on any Company Product or any Company Site, or in any Company Privacy Policy, has been in violation of any Privacy Legal Requirement. The Company and its Subsidiaries have complied at all times with all: Company Privacy Policies, all Privacy Legal Requirements, and all filings, registrations and certifications made with respect to such Privacy Legal Requirements. The execution, delivery and performance of this Agreement and any Related Agreements and the consummation of the Transactions will comply with all Company Privacy Policies and Privacy Legal Requirements. The Company and its subsidiaries have full rights, without necessity of separate consent, to transfer to Parent all Private Data collected or otherwise maintained by or for the Company and its Subsidiaries. The Company has complied at all times with any obligations relating to Private Data of any third party under the terms of any Contracts to which the Company or its Subsidiaries is or has been a party. As of the Agreement Date, there is not and has not been any complaint to, or any audit, proceeding, inquiry, investigation or Action of or against or involving the Company, any of its Subsidiaries by any private party, the Federal Trade Commission, any state attorney general or any other Governmental Entity, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Private Data by or for the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the Agreement Date there are no facts or circumstances that would reasonably be expected to constitute a reasonable basis for such an Action. There has been no Order or government or third-party settlement affecting in any material respect the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Private Data by or for the Company or any of its Subsidiaries.
(r)    Private Data Processing Agreements. The Company has Made Available a true, correct and complete copy of each standard form of Company Private Data Processing Contract used by the Company and each of its Subsidiaries at any time, including each standard form of each of the following, as applicable: (i) data storage or hosting agreements; (ii) agreements involving the purchase, license, use or transfer of Private Data; and (iii) professional services, outsourced services, data processing, or consulting agreements. Section 2.13(r) of the Disclosure Schedule accurately identifies each Company Private Data Processing Contract that deviates in any material respect from the corresponding standard form agreement Made Available pursuant to this Section 2.13(r).
2.14    Material Contracts
.
(a)    Section 2.14(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract, including all amendments and modifications thereto, in effect as of the date hereof, (x) to which the Company or any of its Subsidiaries is a party or (y) by which the Company or any of its Subsidiaries or any of their respective assets is or may become bound (the Contracts described below, whether or not set forth in Section 2.14(a) of the Disclosure Schedule, being referred to herein as the “Material Contracts”):
(i)    that is with (A) a Top Customer or (B) a Top Supplier;
(ii)    pursuant to which the Company or any of its Subsidiaries has been appointed a partner, reseller or distributor or OEM;
(iii)    pursuant to which the Company or any of its Subsidiaries has appointed another party as a partner, reseller, or distributor or OEM;
(iv)    pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any Company Product to any third party on a most favored pricing basis or similar terms;
(v)    pursuant to which the Company or any of its Subsidiaries is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

Exhibit 10.2

(vi)    pursuant to which the Company has an obligation to assign Intellectual Property Rights;
(vii)    imposing any restriction on the right or ability of the Company or any of its Subsidiaries (or that would purport to limit the freedom of Parent or any of its Affiliates by their express terms (other than customary provisions to the effect that an agreement is binding on successors and assigns)): (A) to engage in any business practices, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (E) to develop or distribute any technology;
(viii)    set forth or required to be set forth in Sections 2.13(a) or 2.13(r) of the Disclosure Schedule;
(ix)    that is a collectively bargained agreement or similar Contract, including any Contract with any union, works council, personnel delegates or similar labor entity, or specifically authorized employees;
(x)    that is with an Employee, trainee, freelancer or temporary worker, except for (A) any Employee offer letters that are terminable at-will and do not provide for any severance, separation, or change of control payments or benefits, (B) any Contract entered into with an Employee relating to the grant of a Company Option that is described on Schedule 2.5(d) of the Disclosure Schedule or has otherwise been Made Available and (C) any Employee Contract that is a Standard Form IP Contract;
(xi)    that grants any severance or termination pay or benefits or post-termination payments (in cash or otherwise) to any Employee, contractor, firm or other organization;
(xii)    that is with insurance companies covering healthcare, disability, and pension schemes in force in the Company or any of its Subsidiaries, together with any existing documents supporting these schemes within the Company or any of its Subsidiaries, including internal information notices;
(xiii)    that is a Lease Agreement;
(xiv)    relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;
(xv)    relating to the settlement of any Action;
(xvi)    relating to (A) the disposition or acquisition of material assets or any material interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities;
(xvii)    relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien (other than a Permitted Lien or a non-exclusive license entered into in the ordinary course of business consistent with past practice) with respect to any asset of the Company or any of its Subsidiaries;
(xviii)    involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement (other than Contracts containing indemnity provisions on customary terms and entered into in the ordinary course of business consistent with past practice);
(xix)    creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

Exhibit 10.2

(xx)    relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party (other than ordinary course employment offer letters containing no severance, change of control or notice provisions (other than as required by applicable Legal Requirements), subscription agreements for Company Common Stock owned by such Interested Party and option grant and exercise agreements);
(xxi)    constituting any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;
(xxii)    that has a term of more than sixty (60) days and that may not be terminated by the Company or any of its Subsidiaries (without penalty or any post-termination support, maintenance, engineering or similar obligations) within sixty (60) days after the delivery of a termination notice by the Company or any of its Subsidiaries; and
(xxiii)    that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate; or (B) the performance of services having a value in excess of $50,000 in the aggregate.
(b)    The Company has Made Available true, correct and complete copies of all written Material Contracts, including all amendments thereto. Section 2.14(b) of the Disclosure Schedule provides an accurate description of the material terms of any Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable against the Company or any of its Subsidiaries (as applicable) and by the Company or any of its Subsidiaries (as applicable) in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any of its Subsidiaries have violated or breached, or committed any default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Material Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (i) result in a violation or breach by the Company or any Subsidiary, or, to the Company’s Knowledge, by the applicable counter-party to any Material Contract, of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. As of the Agreement Date, neither the Company nor any of its Subsidiaries have received any written notice or, to the Company’s Knowledge, other communication regarding any actual or possible violation or breach of, or default under, any Material Contract. Neither the Company nor any of its Subsidiaries have waived any of its material rights under any Material Contract. No Material Contract is scheduled to expire within the six-month period immediately following the date of this Agreement. No Person has a right pursuant to the terms of any Material Contract to renegotiate, any amounts paid or payable to the Company or any of its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract.
(c)    Section 2.14(c) of the Disclosure Schedule identifies and provides a brief description as of the Agreement Date of each proposed Contract under negotiation as of the Agreement Date that would constitute a Material Contract hereunder if in effect on the date hereof and as to which any written bid, offer, award, proposal, term sheet or similar document has been submitted or received by the Company and each of its Subsidiaries.
2.15    Employee Benefit Plans
.
(a)    Schedule. Section 2.15(a)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, including any specific Employee Agreement providing severance or post-termination payments and/or benefits and any specific Employee Agreement providing

Exhibit 10.2

any specific obligations in case of change of control of the Company. Neither the Company nor any Subsidiary has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by applicable Legal Requirements or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement). Section 2.15(a)(2) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, title, annual salary or base wages, commissions (both commission target and earned commissions for the current year), annual bonus (target and maximum), overtime classification, whether full time, part time, or temporary, and accrued but unpaid vacation balances of each current employee of the Company and each of its Subsidiaries as of the date hereof, and including with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee. To the Knowledge of the Company, no Key Employee intends to terminate his or her employment for any reason. Section 2.15(a)(3) of the Disclosure Schedule contains an accurate and complete list of all individual consultants or independent contractors providing services to the Company or any of its Subsidiaries.
(b)    Documents. The Company has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group or other insurance contracts, (vi) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (x) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan.
(c)    Employee Plan Compliance. The Company and its Subsidiaries have in all material respects performed all obligations required to be performed by them under, and are, in all material respects, in compliance with, the requirements prescribed by any and all applicable statutory or regulatory Legal Requirements, and are not, in default of, or violation in any material respect of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and is, in all material respects, in compliance with all applicable Legal Requirements, statutes, orders, rules and regulations, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and nothing has occurred since the date of such letter that has or is reasonably likely to affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or to the Company’s Knowledge threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Times in accordance with its terms, without liability to Parent, the Company or any Subsidiary (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the First Effective Time). There are no audits, inquiries or proceedings pending or to the Company’s Knowledge, threatened, by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any Subsidiary is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The

Exhibit 10.2

Company and its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and/or pursuant to applicable Legal Requirements.
(d)    No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(e)    No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).
(f)    Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).
(g)    No Post-Employment Obligations. No Company Employee Plan, Employee Agreement or International Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and neither the Company nor any of its Subsidiaries have ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination, retiree or post-employment life insurance, health or other employee welfare benefits, except to the extent required by statute or other applicable Legal Requirements.
(h)    Effect of Mergers. Neither the execution and delivery of this Agreement nor the consummation of the Mergers or the other Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) increase any payments or benefits otherwise payable or to be provided by the Company or any of its Subsidiaries, (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code or (v) increase the costs to the Company or any Subsidiary or impose a loss to any Employee under any Company Employee Plan (including but not limited to as a result of the termination of any Company Employee Plan following the Closing).
(i)    No 401(k) Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any Code Section 401(k) arrangement.
2.16    Employment Matters
.
(a)    Compliance with Employment Laws. The Company and each of its Subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, employee classification, Tax withholding, social security contributions withholding, prohibited discrimination, working time, employee representation, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by applicable Legal Requirements or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or social security contributions or any penalty for failure

Exhibit 10.2

to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or, to the Company’s Knowledge, reasonably anticipated against the Company or any of its Subsidiaries or Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending, threatened or, to the Company’s Knowledge, reasonably anticipated claims or actions against the Company or any of its Subsidiaries or any trustee under any worker’s compensation policy or long-term disability policy of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s and its ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the First Effective Time). Section 2.16(a) of the Disclosure Schedule lists all liabilities of the Company and each of its Subsidiaries to any Employee, that would result from the termination by the Company or any of its Subsidiaries or Parent of such Employee’s employment or provision of services, other than those disclosed in Section 2.15(h). Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor, intern and/or temporary worker rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages.
(b)    Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no Actions, labor disputes or grievances pending, threatened or, to the Company’s Knowledge, reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries have engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council, union or similar contract with respect to Employees and no such agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.
(c)    No Interference or Conflict. To the Knowledge of the Company, no shareholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to carry out his/her functions to promote the interests of the Company and each of its Subsidiaries or that would interfere with the Company’s and each of its Subsidiaries’ business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s and each of its Subsidiaries’ business as presently conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s and each of its Subsidiaries’ business as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, Employees, or consultants is now bound.
2.17    Governmental Authorizations
. Each notification, consent, license, permit, grant or other authorization issued or granted by a Governmental Entity (a) pursuant to which the Company and each of its Subsidiaries currently operates or (b) which is required for the operation of the Company’s and each of its Subsidiaries’ business as currently conducted (collectively, “Company Authorizations”) has been issued or granted by a Governmental Entity to the Company or each of its Subsidiaries,

Exhibit 10.2

as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required by applicable Legal Requirements to permit the Company and each of its Subsidiaries to operate or conduct its businesses or hold any interest in its properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Mergers. The Company and each of its Subsidiaries have been and are in compliance in all material respects with the terms and conditions of the Company Authorizations.
2.18    Litigation
. There is no Action of any nature pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, its properties, assets (tangible or intangible), or any of its officers or directors (in their capacities as such), nor is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their operations as presently or previously conducted or as currently contemplated to be conducted. There is no Action of any nature pending or, to the Knowledge of the Company, threatened against any Person who has a contractual right or a right pursuant to the California Code to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Closing, nor is there any reasonable basis therefor.
2.19    Insurance
. Section 2.19 of the Disclosure Schedule lists all insurance policies (by policy number, insurer, annual premium, expiration date and amount and scope of coverage) held by the Company and its Subsidiaries, copies of which have been Made Available to Parent. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and the Company Subsidiaries are otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company and its Subsidiaries have never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
2.20    Compliance with Legal Requirements
.
(a)    General. Except as is not material, the Company and each of its Subsidiaries have complied with all Legal Requirements and are not in violation of any Legal Requirement. As of the Agreement Date, neither the Company nor any of its Subsidiaries have received any notices of suspected, potential or actual material violation with respect to, any Legal Requirement.
(b)    Export Control Laws. The Company and each of its Subsidiaries have at all times conducted its export and re-export transactions in accordance with (x) all applicable U.S. export and re-export control Legal Requirements, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State, and (y) all other applicable import/export controls in other countries in which the Company and each of its Subsidiaries conduct business. Without limiting the foregoing, (i) the Company and each of its Subsidiaries have obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals; (iii) as of the Agreement Date, there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals or export or re-export transactions; (iv) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or if required, such Export Approvals can be obtained expeditiously without material cost; and (v) Section

Exhibit 10.2

2.20(b) of the Disclosure Schedule sets forth as of the Agreement Date the true, correct and complete export control classifications applicable to the Company’s and each of its Subsidiaries’ products, services, software and technologies.
(c)    Anticorruption Laws. The Company and each of its Subsidiaries (including any of its officers, directors, agents, Employees or, to the Knowledge of the Company, other Person associated with or acting on their behalf) has not, directly or indirectly, (i) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar anti-corruption or anti-bribery Legal Requirements (including the United Kingdom Bribery Act of 2010) applicable to the Company or any Company Subsidiary in any jurisdictions other than the United States (in each case, as in effect at the time of such action) (collectively, the “Anti-Corruption Requirements”), (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iii) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (iv) made, offered or authorized any bribe or unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established internal controls and procedures designed to ensure compliance with the Anti-Corruption Requirements and has Made Available all such documentation.
(d)    Environmental Laws. Neither the Company nor any of its Subsidiaries have released any amount of any Hazardous Material. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company and its Subsidiaries have at any time owned, operated, occupied or leased. Neither the Company nor any of its Subsidiaries have transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any Legal Requirement or in a manner that would reasonably be expected to result in liability to the Company or any of its Subsidiaries, nor have the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.
2.21    Interested Party Transactions
. No officer, director or, to the Knowledge of the Company, any other shareholder or employee of the Company (nor, to the Company’s Knowledge, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest or is otherwise Affiliated with) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company or any of its Subsidiaries furnish or sell, or propose to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party, other than, in each of cases (i)-(iii), employment arrangements between the Company and such Interested Party that have been Made Available to Parent; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.21. Notwithstanding the foregoing, no disclosure will be required under this Section 2.21 with respect to any interest or arrangement of the type described in the preceding sentence held by or involved any portfolio companies of any venture capital, private equity or angel investor in the Company who are not Continuing Employees to the extent such interests or arrangements were entered into or are otherwise subject to arms-length, commercially reasonable terms negotiated in the ordinary course of business consistent with past practice. There are no Contracts with regard to contribution or indemnification between or among any of the Shareholders to which the Company or any Subsidiary is a party. All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company or any of its Subsidiaries have been on an arms-length basis on terms no less favorable to the Company or such Subsidiary than would be available from an unaffiliated party.
2.22    Books and Records

Exhibit 10.2

. The minute books of the Company and each of its Subsidiaries have been Made Available, are complete and up-to-date, and have been maintained in accordance with sound and prudent business practice. The minutes of the Company and each of its Subsidiaries contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective shareholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be. The Company and each of its Subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries have engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company.
2.23    Third Party Expenses
. Other than as set forth on Section 2.23 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving LLC incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 2.23 of the Disclosure Schedule sets forth the Company’s current reasonable estimate as of the Agreement Date of all Third Party Expenses expected to be incurred by the Company and each of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions.
2.24    Top Customers and Top Suppliers
.
(a)    Section 2.24(a) of the Disclosure Schedule contains a true and correct list of the top ten (10) currently active distributors, licensees or other customers of Company Products by revenues generated in connection with such customers for the twelve (12) month period ending on the Balance Sheet Date (each such customer, a “Top Customer”). As of the Agreement Date, neither the Company nor any of its Subsidiaries have received written or, to the Knowledge of the Company, oral notice, nor does the Company have Knowledge (without inquiry or investigation), that any Top Customer (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company or any of its Subsidiaries consistent with past custom and practice.
(b)    Section 2.24(b) of the Disclosure Schedule contains a true and correct list of the top ten (10) currently active suppliers of the Company and its Subsidiaries, whether of products, services, Intellectual Property Rights or otherwise, by dollar volume of sales and purchases, respectively, for the twelve (12) month period ending on the Balance Sheet Date (each such supplier, a “Top Supplier”). As of the Agreement Date, neither the Company nor any of its Subsidiaries have received written or, to the Knowledge of the Company, oral notice, nor does the Company have Knowledge (without inquiry or investigation), that any Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company and its Subsidiaries (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company or any of its Subsidiaries consistent with past custom and practice.
2.25    Representations Complete
. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any certificate furnished by the Company pursuant to Section

Exhibit 10.2

6.2 of this Agreement contains, or will contain at the Effective Times, any untrue statement of a material fact, or omits or will omit at the Effective Times to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.
Article III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND THE MERGER SUBS
Each of Parent and the Merger Subs hereby represents and warrants to the Company as follows:
3.1    Organization and Standing
. Each of Parent and Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Parent owns beneficially and of record all outstanding capital stock or membership interests of the Merger Subs, and no other Person holds any capital stock or membership interests of either Merger Sub nor has any rights to acquire any interest in either Merger Sub.
3.2    Authority and Enforceability
. Parent and each Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Mergers and the other Transactions. The execution and delivery by Parent and each Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Mergers and the other Transactions have been duly authorized by all necessary corporate and other action on the part of Parent and each Merger Sub. This Agreement and any Related Agreements to which Parent and/or the Merger Subs are a party have been duly executed and delivered by Parent and each Merger Sub and constitute the valid and binding obligations of Parent and the Merger Subs, enforceable against each of Parent and the Merger Subs in accordance with their terms, subject to the Enforceability Limitations.
3.3    Governmental Approvals and Consents
. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or either Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or either Merger Sub is a party or the consummation of the Mergers and the other Transactions, except for (a) such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, (c) the filing of the Agreements of Merger with the Secretary of State of the State of California, and (d) such other consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.
3.4    SEC Reports and Financial Statements
.
(a)    A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since April 14, 2009 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange

Exhibit 10.2

Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.
(b)    The financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).
3.5    Total Stock Consideration
.  The Parent Common Stock to be issued by Parent as the Per Share Parent Stock Consideration has been duly authorized, and upon consummation of the First Merger and the issuance of such shares of Parent Common Stock pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, and will be free of restrictions on transfer, other than the restrictions set forth in this Agreement, the Lock-Up Agreements and the Joinder Agreements and under applicable state and federal Legal Requirements.
3.6    Cash Resources
.  At the First Effective Time, Parent will have sufficient cash resources to pay the Per Share Cash Consideration pursuant to this Agreement.
3.7    Reorganization Matters
.
(a)    As of the date hereof, neither Parent nor any of its Subsidiaries or their Affiliates has taken or agreed to take any action, nor does Parent or any of its Subsidiaries have knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To Parent’s knowledge, there are no agreements, plans or other circumstances that would reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(b)    Merger Sub I and Merger Sub II are entities newly formed for the purpose of participating in the Mergers and are wholly owned by Parent, which is in “control” of Merger Sub I and Merger Sub II within the meaning of Section 368(c) of the Code. Immediately following the First Merger, Parent will be in control of the Surviving Corporation within the meaning of Section 368(c) of the Code.
(c)    Since the date of its formation, Merger Sub II has been properly treated as an entity that is disregarded as separate from Parent for U.S. federal income Tax purposes and Merger Sub II will be so treated up to and including the effective time of the Second Merger.
Article IV
CONDUCT OF COMPANY BUSINESS
DURING PENDENCY OF TRANSACTION
4.1    Affirmative Obligations
. During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 9.1 or the First Effective Time (such period, the “Pre-Closing Period”), except

Exhibit 10.2

to the extent that Parent shall otherwise consent in writing, the Company shall conduct the business of Company and its Subsidiaries in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted (including maintaining working capital and cash management practices, collecting receivables, paying payables (including the writing and mailing of checks with respect thereto) and booking sales), pay all Taxes of the Company and its Subsidiaries when due, other than Taxes that are being contested in good faith pursuant to appropriate proceedings (subject to Parent’s review rights over certain Tax Returns, as set forth in Section 4.2(p)), pay or perform all other obligations of the Company and its Subsidiaries when due, and, to the extent consistent with such business, use commercially reasonable efforts to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of, and not give notice of revocation or termination to any of, the present officers and Employees of the Company and its Subsidiaries (other than terminations of non-officer Employees for cause), preserve the assets (including intangible assets) and properties of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Times.
4.2    Forbearance
. In furtherance and not in limitation of Section 4.1, during the Pre-Closing Period, except as expressly contemplated by this Agreement, as expressly set forth in Section 4.2 of the Disclosure Schedule or otherwise consented to in advance by Parent, the Company shall not (and shall ensure that each of its Subsidiaries shall not):
(a)    cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any of its Subsidiaries;
(b)    declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any of its Subsidiaries, or split, combine or reclassify any Company Capital Stock or the capital stock of any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any of its Subsidiaries, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any of its Subsidiaries (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock of any of its Subsidiaries), except in accordance with the agreements evidencing Company Options outstanding and as in effect on the date hereof;
(c)    issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or the capital stock of any of its Subsidiaries or equity-based awards (whether payable in cash, stock or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, or amend, accelerate the vesting of, adjust or modify any Company Securities, except for the issuance of Company Capital Stock pursuant to the exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date hereof;
(d)    form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;
(e)    make or agree to make any capital expenditure or commitment exceeding $25,000 individually or $50,000 in the aggregate;
(f)    acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or any of its Subsidiaries or any business enterprise or division thereof outside the ordinary course of the business of the Company or any of its Subsidiaries consistent with past practice;

Exhibit 10.2

(g)     modify or remove any Company Privacy Policy, or publish or make available any new Company Privacy Policy;
(h)    enter into any agreement, contract or commitment that is not in the ordinary course of the Company’s business consistent with past practices for the (i) sale, lease, license or transfer of any Company IP or any agreement, contract or commitment or modification or amendment to any agreement with respect to Company IP with any Person, (ii) purchase or license of any Intellectual Property or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property or Intellectual Property Rights of any Person, except in the ordinary course of business consistent with past practice, or (iii) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to their customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company or any of its Subsidiaries;
(i)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or of its Subsidiaries;
(j)    incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien (other than a Permitted Lien or a non-exclusive license entered into in the ordinary course of business consistent with past practice) over any asset of the Company or any of its Subsidiaries or amend the terms of any outstanding loan agreement;
(k)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (excluding indemnity provisions on customary terms in Standard Form IP Contracts entered into in the ordinary course of business consistent with past practice and not otherwise in violation of this Section 4.2);
(l)    make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;
(m)    commence or settle any Action or threat of any Action by or against the Company or any of its Subsidiaries or relating to any of their respective businesses, properties or assets (other than routine collections proceedings against customers in the ordinary course of business consistent with past practice);
(n)    pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of Taxes or liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date or Third Party Expenses;
(o)    adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP or applicable Legal Requirements;
(p)    make or change any material Tax election, adopt or change any Tax accounting method, enter into any Tax Sharing Agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, request any Tax ruling, amend any material Tax Return or file any income Tax Return (including any estimated Tax Return) unless a copy of such Tax Return has been submitted to Parent for its review;
(q)    adopt, amend or terminate, or start a termination process of, any Company Employee Plan or any Employee Agreement, including any indemnification agreement (other than as required by Legal Requirements);
(r)    hire any Person or terminate any current Employee;

Exhibit 10.2

(s)    increase or make any other change that would result in increased cost to the Company or any of its Subsidiaries with respect to the salary, wage rate, incentive compensation opportunity (including bonuses and commission payments), employment status, title or other compensation (including equity based compensation whether payable in cash, Company Securities or any other Property) payable or to become payable by the Company or any of its Subsidiaries to any Employee;
(t)    make any declaration, payment, amendment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee;
(u)    cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company or any of its Subsidiaries;
(v)    send any written communications (including electronic communications) to Employees regarding this Agreement or the Transactions or make any representations or issue any communications (including electronic communications) to Employees that, in each case, are inconsistent with this Agreement or the Transactions, including any representations regarding offers of employment from Parent or a Subsidiary of Parent;
(w)    (i) terminate, amend, waive, or modify in any material manner relative to such Material Contract or the Company’s or any of its Subsidiaries’ businesses or operations, or violate, the terms of any Material Contract, or (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the date hereof;
(x)    except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the Shareholders;
(y)    discount any accounts receivable of the Company or any of its Subsidiaries, or accelerate the collection of any accounts receivable or delay the payment of any accounts payable, outside the ordinary course of business consistent with past practice; or
(z)    take, commit, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2, or any other action that would prevent the Company or any of its Subsidiaries from performing, or cause the Company or any of its Subsidiaries not to perform, their respective covenants or agreements hereunder.
Article V
ADDITIONAL AGREEMENTS
5.1    Non-Solicitation of Competing Acquisition Proposals
.
(a)    Termination of Pending Discussions. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) regarding any Alternative Transaction.
(b)    Non-Solicitation of Competing Acquisition Proposals. During the Pre-Closing Period, the Company and its Shareholders shall not, and shall not permit any of their directors, officers or other employees, Affiliates, agents, or representatives, including their financial, legal or accounting advisors (together, “Representatives”), to take any action, directly or indirectly (i) to solicit, initiate, seek, knowingly encourage, or support any inquiry, proposal or offer from, (ii) furnish any information regarding the Company or any of its Subsidiaries

Exhibit 10.2

(other than in connection with the sale of products and services in the ordinary course of business consistent with past practice or license of intellectual property in connection therewith) to, (iii) participate in any discussions or negotiations with, or enter into any agreement of any kind (whether binding or non-binding) with, any Person (other than Parent and its Representatives acting in their capacities as such) (each, a “Third Party”) regarding (A) any acquisition of all or any material portion of the business, properties, assets or technologies of the Company or any of its Subsidiaries, or any amount of Company Capital Stock or the capital stock of any of its Subsidiaries (whether or not outstanding), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise, (B) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries (other than an ongoing commercial or strategic relationship in the ordinary course of business consistent with past practice), including any new financing, investment round or recapitalization of the Company, (C) the employment of all or substantially all of the Employees or (D) any other similar transaction involving the Company or any of its Subsidiaries that is not in the ordinary course of business consistent with past practice (each, an “Alternative Transaction”); or (iv) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any of its Subsidiaries, or afford to any Person access to its properties, assets, technologies, books or records, not customarily afforded such access.
(c)    Notice of Competing Acquisition Proposals. In the event that the Company or any of its Affiliates or Representatives shall receive, during the Pre-Closing Period, any inquiry, offer, proposal or indication of interest regarding a potential Alternative Transaction or that could reasonably lead to an Alternative Transaction, or any request for disclosure of information or access of the type referenced in clause (b)(ii) above, the Company or such Affiliate or Representative shall immediately notify Parent thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Parent may reasonably request (except to the extent the identity of the party making such inquiry is deemed confidential under a confidentiality or non-disclosure agreement that is already in place as of the Agreement Date, in which case such notice may omit such identity but shall include all other information required by this Section 5.1(c)).
(d)    Actions of Representatives. The parties hereto understand and agree that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.
(e)    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.
5.2    Shareholder Approval
.
(a)    Requisite Shareholder Approval. Prior to the execution of this Agreement, the Company shall solicit written consent from each of its Shareholders in the form attached hereto as Exhibit E (the “Shareholder Written Consent”), and shall deliver the Shareholder Written Consents from each of its Shareholders to Parent. The Shareholder Written Consents are sufficient to fully and irrevocably deliver the approval of the Mergers by each of the Shareholders of the Company. The Company has prepared and sent to all Shareholders on the record date for the Shareholder Written Consents all notices required pursuant to the California Code and has prepared and sent to all Shareholders on the record date for the Shareholder Written Consent materials that (i) include an information statement regarding the Company, the terms of this Agreement, and the Mergers, which information statement shall contain sufficient information to satisfy in all material respects the requirements for a valid private placement under Regulation D, (ii) include the unanimous recommendation of the Company’s Board of Directors that the Shareholders not exercise

Exhibit 10.2

their dissenters’ rights under the California Code in connection with the Mergers and that the Shareholders should approve this Agreement, the Mergers and the other Transactions, (iii) include such other information as Parent and the Company may mutually agree is required or advisable under applicable Legal Requirements and (iv) be subject to reasonable review, comment and approval in all respects by Parent prior to its submission to any Shareholder (the “Information Statement”). Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Shareholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable Legal Requirements. Notwithstanding the foregoing terms of this Section 5.2(a), the Information Statement shall not contain, and Parent shall not be required to provide, any non-public information of or regarding Parent, its Subsidiaries, or its or its Subsidiaries’ businesses, assets, liabilities, financial condition, results of operations or projections. The Board of Directors of the Company shall not alter, modify, change or revoke the Company Recommendation.
(b)    280G Approvals. The Company shall submit to the Shareholders for approval (in a form and manner satisfactory to Parent, not to be unreasonably withheld), by such number of Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that separately or in the aggregate, constitute “parachute payments” (which determination shall be made by the Company and shall be subject to review and approval by Parent, not to be unreasonably withheld) (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (the “Section 280G Payments”), such that such 280G Payments shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Closing, the Company shall deliver to Parent evidence satisfactory to Parent, not to be unreasonably withheld, that a Shareholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (i) the requisite Shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Shareholder vote (the “280G Approval”), or (ii)  the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided pursuant to the 280G Waivers, which were duly executed by the affected individuals prior to the date of solicitation of the 280G Approval.
5.3    Governmental Approvals
.
(a)    Subject to the terms of Section 5.3(b), each of the Company and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval, waiting period expiration or termination, or consent of any Governmental Entity that may be reasonably required to consummate the Mergers and other Transactions as promptly as possible after the execution of this Agreement. Each of the Company and Parent shall use its commercially reasonable efforts to obtain all such authorizations, approvals, waiting period expirations or terminations, and consents. To the extent permitted by applicable Legal Requirements, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the Mergers and the other Transactions. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Mergers or any other transaction contemplated by this Agreement, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a reasonable response in compliance with such request. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.
(b)    Notwithstanding anything in this Section 5.3 or in Section 5.4, Parent shall not be required to agree to or effect (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or Affiliates or of the Company or any of its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company or any of its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent,

Exhibit 10.2

the businesses of the Company or any of its Subsidiaries, or (iii) the imposition of any impediment on Parent, its Subsidiaries or Affiliates or the Company or any of its Subsidiaries under any Legal Requirement governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing set forth in this Agreement shall require Parent or the Company to litigate with any Governmental Entity.
(c)    Parent shall, in consultation with the Company and subject to Section 5.3(b), determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Notwithstanding Parent’s rights to lead all proceedings as provided in the prior sentence, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to any applicable antitrust or anti-competition Legal Requirement which would bind the Company irrespective of whether the Mergers occur.
5.4    General Efforts to Close
. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Mergers and the other Transactions as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Mergers set forth in Article VI, to obtain all necessary waivers, consents, waiting period expirations or terminations, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Mergers and the other Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Nothing contained in this Agreement shall require the Company, Parent or the Merger Subs to litigate with any Governmental Entity. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Mergers and the other Transactions.
5.5    Access to Information
. The Company shall afford Parent and its Representatives reasonable access during the Pre-Closing Period to (i) all of the properties, Books and Records and Contracts of the Company and its Subsidiaries, including all Company IP, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirements) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent (except where the Company determines, following consultation with legal counsel, that doing so would result in the loss of attorney-client, attorney work product or similar privilege or protection, in which case the Company shall provide such access and information in such form, including by way of redacting sensitive information, so as to preserve such privilege or protection while providing Parent with as much access and information as reasonably possible). The Company agrees to provide to Parent and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon specific request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Mergers in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.
5.6    Notification of Certain Matters
. The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company set forth in

Exhibit 10.2

this Agreement to be untrue or inaccurate at or prior to the Effective Times such that the condition in Section 6.2(a) would not be satisfied, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition in Section 6.2(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement; and provided, further that the failure to deliver a notice pursuant to this Section 5.6 (x) shall not be considered in determining whether the condition set forth in Section 6.2(a) or Section 6.2(b) has been satisfied and (y) shall not be deemed to be a breach of covenant under this Section 5.6 and shall constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be. No disclosure by the Company pursuant to this Section 5.6 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Mergers in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.
5.7    Contracts
.
(a)    Notices and Consents. The Company shall, if so requested by Parent prior to the First Effective Time, use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of, and deliver all notices to, any third parties to any Contract set forth on Section 2.4 of the Disclosure Schedule as may be required thereunder in connection with the Mergers in order for such Contract to remain in full force and effect following the Merger. Such consents, modifications, waivers and approvals shall be in a form acceptable to and pre-approved in writing by Parent.
(b)    Amended or Terminated Agreements. The Company shall amend or terminate, as applicable, each of the agreements listed on Schedule 5.7(b) (the “Amended or Terminated Agreements”) effective as of and contingent upon the Closing, including sending all required notices, such that each Amended or Terminated Agreement shall be amended or of no further force or effect, as applicable, immediately following the Closing. The form and substance of each amendment and termination letter shall be subject to prior review and approval in writing by Parent.
5.8    Employee Matters
.
(a)    Continuing Employees. Effective immediately after the Mergers, Parent shall provide, or cause the Surviving LLC to provide, to each Continuing Employee employee benefits that are as favorable, in the aggregate, to those employee benefits provided to such Continuing Employee immediately prior to the Closing Date.
(b)    No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Shareholder, Employee or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Continuing Employee, Key Employee, Employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of the Plan or any other employee related plan, program or policy of Parent, any Subsidiary of Parent, the Company or any of its Subsidiaries. Further, each of the Company and Parent and its subsidiaries retain the right to amend or terminate their benefit plans at any time and from time to time.
(c)    As promptly as reasonably practicable following the Closing, and in no event later than the second (2nd) regularly scheduled payroll cycle of the Surviving LLC following the Closing, Parent shall cause the Surviving LLC to pay certain Continuing Employees cash transaction bonuses in an aggregate amount equal to one

Exhibit 10.2

million fifty four thousand four hundred and forty dollars ($1,054,440) (the “Transaction Bonuses”) and the Parties expressly acknowledge and agree that the Transaction Bonuses constitute Third Party Expenses for all purposes hereunder (as further set forth in the definition of “Third Party Expenses” hereunder). The allocation of the Transaction Bonuses to the Continuing Employees shall be determined by the Company prior to the Closing subject to Parent’s approval.
5.9    Payoff Letters; Release of Liens
.
(a)    Payoff Letters. No later than three (3) Business Days prior to the Closing Date, the Company shall obtain from each holder of Indebtedness, and deliver to Parent, an executed payoff letter, in form and substance reasonably acceptable to Parent, setting forth: (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) upon payment of such amounts, a release of the Company and each of its Subsidiaries; and (iii) the commitment of the creditor to release all Liens, if any, that the creditor may hold on any of the assets of the Company and each of its Subsidiaries prior to the Closing Date, and attaching any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information requested by or on behalf of Parent (each, a “Payoff Letter”).
(b)    Release of Liens. Prior to the Closing, the Company shall file all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 5.9(b).
5.10    Third Party Expenses
.
(a)    Subject to the provisions of Section 7.7 and Article VIII, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements; provided, however, that all Third Party Expenses (that are incurred by the Company prior to or as of the Closing and that are unpaid as of immediately prior to the Effective Times) shall be deducted from the Total Cash Consideration payable hereunder in respect of the outstanding shares of Company Capital Stock pursuant to the adjustments contemplated by the definition of Total Cash Consideration.
(b)    At least three (3) Business Days prior to the Closing, the Company shall have provided Parent with a statement, in a form reasonably satisfactory to Parent, setting forth all paid and unpaid Third Party Expenses (including wire information and separated by service provider) incurred by or on behalf of the Company and its Subsidiaries as of the Closing Date, or anticipated to be incurred or payable by or on behalf of the Company and its Subsidiaries after the Closing (the “Statement of Expenses”). The Company shall take all necessary action to ensure that Third Party Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Parent. The Company’s Subsidiaries shall not incur any Third Party Expenses.
5.11    Spreadsheet
. Not less than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) setting forth the following information, in form and substance reasonably satisfactory to Parent and accompanied by documentation reasonably satisfactory to Parent in support of the calculation of the information set forth therein:
(a)    calculations of the Total Consideration Value and all components thereof, including Closing Cash, Closing Indebtedness, Third Party Expenses, the Per Share Parent Stock Consideration, the Per Share Cash Consideration, the Holdback Amount, and the Expense Fund Amount;

Exhibit 10.2

(b)    with respect to each Shareholder: (i) the name and address of such holder, and, if available, the e-mail address of such holder, (ii) whether such holder is a current or former employee of the Company or any of its Subsidiaries, (iii) whether such holder is an Accredited Investor (based on the questionnaire submitted by such holder or at the direction of Parent in accordance with Section 1.6(e)), (iv) the number, class and series of shares of Company Capital Stock held by such holder and the respective certificate numbers and, with respect to any shares that were acquired as a result of the conversion of the Company Promissory Notes, the number, class and series of such shares held by such holder, (v) the date of acquisition of such shares and, with respect to any shares that were acquired as a result of the conversion of the Company Promissory Notes, the date of such conversion, (vi) whether any Taxes are to be withheld in accordance with Section ý1.10 from the consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i), (vii) the Election of such holder and the stock or cash consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i) (on a certificate-by-certificate basis and in the aggregate), (viii) such Shareholder’s Loan Repayment Amount, if any, (ix) the Pro Rata Portion of such holder, (x) the amount of cash to be retained and withheld in the Holdback Fund on behalf of such holder pursuant to this Agreement, (xi) the amount of cash to be deposited into the Expense Fund on behalf of such holder pursuant to this Agreement, (xii) the net stock or cash amounts to be paid to such holder in accordance with Section 1.6(b)(i) after deduction of the amounts referred to in clauses (vi), (x) and (xi) (on a certificate-by-certificate basis and in the aggregate), and (xiii) the amount of cash in lieu of fractional shares of Parent Common Stock to be paid to such holder in accordance with Section 1.6(d) (on a certificate-by-certificate basis and in the aggregate);
(c)    with respect to each Company Option: (i) the name and address of the holder thereof, and, if available, the e-mail address of such holder, (ii) whether such holder is an employee, consultant, director or officer of the Company or any of its Subsidiaries and whether such holder is a Continuing Employee or Non-Continuing Employee, (iii) the grant date and expiration date thereof, (iv) whether such Company Option was granted pursuant to the Plan, (v) the vesting schedule (including all acceleration provisions) applicable to such Company Option and the extent to which such Company Option is vested as of immediately prior to the First Effective Time (taking into account any Company Option (or portion thereof) that, as a result of the Mergers will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions), (vi) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option immediately prior to the Closing, (vii) whether such Company Option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code, (viii) whether such holder is a Continuing Employee or a Non-Continuing Employee, (ix) the number of whole shares of Parent Common Stock such Company Option is exercisable for and the exercise price of such shares of Parent Common Stock after giving effect to the assumption by Parent of such Company Option pursuant to Section 1.6(c)(i), and (ix) such holder’s Loan Repayment Amount, if any; and
(d)    as applicable, the Spreadsheet shall also include, with respect to each holder of shares of Company Capital Stock issued on or after January 1, 2011 or any other security that, in each case, would be a “covered security” under Treasury Regulation § 1.6045-1(a)(15), the cost basis of such shares or securities.
5.12    Resignation of Directors and Officers
.  The Company shall cause the directors, officers and secretary of the Company and each of its Subsidiaries to resign from such position as director, officer and/or secretary with effect as of the Closing.
5.13    Securities Law Compliance
.
(a)    The Company shall use its reasonable best efforts to cause each Shareholder to deliver all documentation, in form and substance reasonably acceptable to Parent, necessary to determine whether or not such Shareholder is an Accredited Investor, including the accredited investor questionnaire attached to Exhibit A (collectively, the “Investor Suitability Documentation”). Notwithstanding the delivery of any Investor Suitability Documentation to Parent prior to the Closing, any Shareholder may, in the reasonable discretion of Parent, be deemed an “Unaccredited Investor” for purposes of this Agreement.

Exhibit 10.2

(b)    If (1) any shares of Parent Common Stock issued to the Equityholders pursuant to this Agreement are outstanding and (x) not subject to the terms of the Lock-Up Agreement and (y) not able to be re-sold or disposed of in compliance with Rule 144 (or any successor rule) by such Equityholders, and (2) Parent shall have received a written request from the Shareholder Representative (acknowledged and agreed to by Equityholders that received at least a majority of the shares of Parent Common Stock issued pursuant to this Agreement) demanding that Parent provide such holders with customary demand and “piggy-back” registration rights, Parent shall use its commercially reasonable efforts to effect such registration(s).
5.14    Director and Officer Indemnification
.
(a)    From and after the Effective Times, Parent will cause the Surviving Corporation and the Surviving LLC to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect between the Company and any Indemnified D&O set forth on Section 5.14(a) of the Disclosure Schedule, and (ii) any indemnification provision, any exculpation provision and any expense advancement provision set forth in the Company’s Charter Documents as in effect on the date hereof.
(b)    Prior to the First Effective Time, the Company shall purchase for the benefit of the Indemnified D&Os, a directors’ and officers’ liability insurance policy (any such insurance policy, the “D&O Policy”) providing coverage for six years following the Closing. The premium for such D&O Policy shall be included in Third Party Expenses. In no event shall Parent take any action that would cause such D&O Policy to cease to be effective, and Parent shall take all commercially reasonable actions (other than paying additional premiums) to maintain in effect such D&O Policy for the benefit of the Indemnified D&Os.
(c)    This Section 5.14 shall survive the consummation of the Mergers. This Section 5.14 is intended to benefit, and may be enforced by, the Indemnified D&Os and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation and Surviving LLC. Parent shall cause the Surviving Corporation or Surviving LLC or their successors or assigns to pay all costs and expenses (including reasonable attorneys’ fees) incurred by any Indemnified D&O (or his or her heirs, representatives, successors or assigns) in any legal action brought by such person that is successful to enforce the obligations of Parent, the Surviving Corporation or Surviving LLC or their successors or assigns under this Section 5.14. Such obligations shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any Indemnified D&O (or his or her heirs, representatives, successors, or assigns) without the prior written consent of such Indemnified D&O (or his or her heirs, representatives, successors, or assigns, as applicable).
5.15    Company Promissory Notes
.  The Company shall have caused, prior to the Closing Date, (i) each Company Promissory Noteholder to have converted in full such Company Promissory Noteholder’s Company Promissory Note into the shares of Company Common Stock issuable upon conversion of such Company Promissory Note, and (ii) the Company to have performed and satisfied each of its covenants or obligations under the Company Promissory Notes such that the Company has no further covenants, obligations or liabilities thereunder.
5.16    UK Subsidiary Share Transfer
. Prior to the Closing Date, the Company shall have caused each of the other shareholders of TutorMe.com UK Limited (the “UK Subsidiary”) to execute such agreements, transfers, conveyances and other documents necessary to transfer, prior to the Closing, and free and clear of any Liens, one hundred percent (100%) of the issued and outstanding shares or other equity interests of the UK Subsidiary to the Company, and to surrender the share certificates and deposit duly executed share transfer forms relating to the UK Subsidiary Share Transfer with the secretary of the Company (the “UK Subsidiary Share Transfer”). All such agreements and other documents (the “UK Subsidiary Transfer Documents”) shall be subject to Parent’s review and approval (not to be unreasonably withheld, conditioned or delayed). The Company shall, and shall cause the UK Subsidiary to, take all actions necessary to effect the UK Subsidiary

Exhibit 10.2

Transfer under any articles of incorporation, bylaws or similar governing documents of the UK Subsidiary and any Contract governing the terms of the shares or other equity interests of the UK Subsidiary, including convening any board meetings, adopting any resolutions, making any filings with any Governmental Entities and paying any Transfer Taxes or other Taxes owed by the Company or the UK Subsidiary resulting from the UK Subsidiary Share Transfer.
5.17    Restricted Stock Unit Pool
. On or promptly following the Closing Date, Parent shall issue performance-based restricted stock units (“Performance-Based RSUs”) to the Continuing Employees pursuant to Parent’s 2009 Stock Incentive Plan (as amended) and a form restricted stock unit agreement as previously agreed between Parent and the Company. The Performance-Based RSUs with respect to each Continuing Employee shall be for the number of shares of Parent Common Stock and shall have the vesting schedule and performance metrics as previously agreed between Parent and the Company and as set forth in such Continuing Employee’s respective restricted stock unit award agreement.
Article VI
CONDITIONS TO THE MERGER
6.1    Conditions to Obligations of Each Party
. The respective obligations of Parent, the Merger Subs and the Company to effect the Mergers shall be subject to the satisfaction, at or prior to the First Effective Time, of the following conditions (any of which may be waived only with the written mutual consent of Parent and the Company):
(a)    Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.
(b)    Regulatory Approvals. All approvals of Governmental Entities of competent jurisdiction required to be obtained prior to the First Effective Time in connection with the Mergers and the other Transactions shall have been obtained.
(c)    No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Mergers or any other Transactions illegal or otherwise prohibiting or preventing consummation of the Mergers or any other Transactions.
6.2    Additional Conditions to the Obligations of Parent and the Merger Subs
. The obligations of Parent and the Merger Subs to effect the Mergers shall be subject to the satisfaction at or prior to the First Effective Time of each of the following additional conditions (any of which may be waived, in writing, exclusively by Parent):
(a)    Representations and Warranties. The representations and warranties of the Company that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of the Company that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date).
(b)    Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

Exhibit 10.2

(c)    No Material Adverse Effect. Since the date hereof, there shall not have occurred a Company Material Adverse Effect.
(d)    No Litigation. There shall be no Action of any kind or nature pending before any Governmental Entity, or threatened by a Governmental Entity, against Parent or any of its Affiliates, or against the Company or any of its Subsidiaries or any of its Affiliates, challenging this Agreement, the Mergers or any other Transactions, which would reasonably be expected to prohibit or prevent, or otherwise materially deprive Parent of the benefits of, the consummation of the Transactions or otherwise seeking any Action of Divestiture.
(e)    Securities Act Exemption. The issuance of all shares of Parent Common Stock contemplated by this Agreement in connection with the Mergers and the other Transactions shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation D and the equivalent state “blue sky” Legal Requirements, and Parent shall have received valid written evidence reasonably satisfactory to Parent and its outside counsel confirming the foregoing.
(f)    Dissenting Shareholders. Each of the Shareholders shall have approved the Mergers and have irrevocably waived their dissenters’ rights under the California Code.
(g)    Joinder Agreements and Accredited Investor Questionnaires. Each of the Shareholders shall have executed and delivered to Parent Joinder Agreements, including the accredited investor questionnaire attached thereto, fully completed and executed by each Shareholder and any required supporting documentation as described therein, and all such Joinder Agreements shall be in full force and effect.
(h)    Lock-Up Agreements. Parent shall have received executed Lock-Up Agreements from each of the Shareholders and each of the Continuing Employees that hold a Company Option to be assumed by Parent pursuant to Section 1.6(c)(i), each of which shall be in full force and effect.
(i)    Option Treatment Agreements; Option Vesting Agreements. Parent shall have received executed option treatment agreements in substantially the form attached hereto as Exhibit F from each Optionholder, each of which shall be in full force and effect. Parent shall have received executed option vesting agreements in substantially the form attached hereto as Exhibit G (collectively, the “Option Vesting Agreements”) from each of the Continuing Employees that hold a Company Option to be assumed by Parent pursuant to Section 1.6(c)(i), each of which shall be in full force and effect.
(j)    New Employment Arrangements.
(i)    Each of the Non-Competition and Non-Solicitation Agreements executed concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto.
(ii)    Each of the Key Employee Offer Letters executed by each of the Key Employees concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no Key Employee shall have terminated his or her employment with the Company or any of its Subsidiaries or expressed an intention or interest (whether formally or informally) in, or taken action toward terminating his or her employment with the Company or any of its Subsidiaries at or prior to the Closing, or with the Surviving Corporation, Surviving LLC or Parent or any of its Subsidiaries following the Closing. All of the Key Employees (A) shall have satisfied Parent’s customary employee background investigation, (B) shall have executed Parent’s Inventions and Proprietary Rights Assignment Agreement and acknowledged receipt of Parent’s Code of Conduct, and (C) shall be eligible to work in the jurisdiction of his or her employing entity.
(k)    Officer’s Certificate. Parent shall have received a certificate from the Company (the “Officer’s Certificate”), validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

Exhibit 10.2

(l)    FIRPTA Certificate. Parent shall have received a certificate from the Company, validly executed by a duly authorized officer of the Company, that the Company is not, and has not been at any time during the five (5) years preceding the date of such statement, a United States real property holding company, as defined in Section 897(c)(2) of the Code, such certificate in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) (the “FIRPTA Statement”), and a notice addressed to the IRS, prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), together with written authorization for Parent to mail the FIRPTA Statement to the IRS after the Closing.
(m)    No Additional Securities. No securities of the Company shall be issued and outstanding as of immediately prior to the First Effective Time, other than the Company Capital Stock and Company Options set forth on the Spreadsheet.
(n)    280G Waivers. The 280G Waiver of each Person who might receive any payments or benefits that Parent determines may, separately or in the aggregate, constitute “parachute payments” under Section 280G of the Code shall be in effect immediately prior to the date of solicitation of the 280G Approval.
(o)    Section 280G Payments. With respect to any payments or benefits that Parent determines may constitute Section 280G Payments, (i) the 280G Approval shall have been obtained pursuant to Section 5.2(b), with respect to any such Section 280G Payments or (ii) the Shareholders shall have voted upon and disapproved such Section 280G Payments, such that the 280G Approval is not obtained, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments”.
(p)    Documentary Deliverables. The Company shall have delivered to Parent all certificates and other documents that it is required to deliver to Parent pursuant to this Agreement prior to the Closing, including the Spreadsheet, the Closing Date Balance Sheet, the Statement of Expenses, the Payoff Letters and any other instruments or other documents that Parent may reasonably request from the Company to effect the Mergers and the other Transactions.
(q)    Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 6.2(q) hereto.
(r)    Amended or Terminated Agreements. The Company shall have delivered to Parent evidence, in form and substance reasonably acceptable to Parent, of all amendments or terminations necessary to amend or terminate the Amended or Terminated Agreements in accordance with Section 5.7(b).
(s)    Good Standing Certificate. The Company shall have delivered to Parent a certificate from the Secretary of State of the State of California, dated no more than two (2) Business Days prior to the Closing Date, to the effect that the Company is in good standing in such jurisdiction.
(t)    Related-Party Loan Payoff. Any loans outstanding to employees, directors or officers of the Company or any of its Subsidiaries or any loan otherwise prohibited for a public company by Section 13(k) of the Exchange Act shall have been repaid and cancelled.
(u)    Company Promissory Note. Parent shall have received evidence satisfactory to Parent that, prior to the Closing Date, (a) each Company Promissory Noteholder has converted in full such Company Promissory Noteholder’s Company Promissory Note into the shares of Company Common Stock issuable upon conversion of such Company Promissory Note, (b) the Company has performed and satisfied each of its covenants or obligations under the Company Promissory Notes such that the Company has no further covenants, obligations or liabilities thereunder; and (c) all liens and security interests on the Company and/or its assets have been released in full.
(v)    Licenses and Approvals. The Company shall have delivered evidence to Parent that the Company has obtained all approvals and consents set forth on Schedule 6.2(v).

Exhibit 10.2

6.3    Additional Conditions to Obligations of the Company
. The obligations of the Company to effect the Mergers shall be subject to the satisfaction at or prior to the First Effective Time of the following additional conditions (any of which may be waived, in writing, exclusively by the Company):
(a)    Representations and Warranties. The representations and warranties of Parent and the Merger Subs that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of Parent and the Merger Subs that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent and the Merger Subs made only as of a specified date, which shall be true and correct in all respects as of such date).
(b)    Covenants. Parent and the Merger Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.
(c)    No Material Adverse Effect. Since the date hereof, there shall not have occurred a Parent Material Adverse Effect.
Article VII
TAX MATTERS
7.1    Tax Returns to be Filed Prior to the Closing
.  The Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and its Subsidiaries that are required to be filed on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries with respect to such items, except to the extent otherwise required by applicable Legal Requirements. The Company shall permit Parent to review each such income Tax Return during a reasonable period prior to filing (which shall be at least twenty (20) Business Days for income Tax Returns), and shall consider in good faith Parent’s reasonable comments thereto.
7.2    Tax Returns to be Filed After Closing
.
(a)    The parties acknowledge and agree that for U.S. federal income tax purposes, the taxable year of the Company will end on the end of the day on the Closing Date and, to the extent applicable laws in other taxing jurisdictions so permit, the parties will elect to cause the taxable year of the Company to terminate on the Closing Date. Parent shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period and any Straddle Period that are filed after the Closing Date (each, a “Pre-Closing Return”). Such Pre-Closing Returns shall be prepared by treating items on such Pre-Closing Returns in a manner consistent with the past practices of the Company with respect to such items and according to this Section 7.2, except to the extent otherwise required by applicable Legal Requirements. To the extent permitted by applicable Legal Requirements, the Company shall report all Deductions on the income Tax Returns of the Company for the taxable period that ends on the Closing Date. Parent shall cause all income and other material Pre-Closing Returns be delivered to the Shareholder Representative within a reasonable period prior to the earlier of the filing date or the due date of such Pre-Closing Return (after giving effect to any applicable extensions of time for filing) (which shall be at least twenty (20) Business

Exhibit 10.2

Days with respect to any income Tax Return, or as soon as reasonably practicable in the event of a Pre-Closing Return that is required to be filed within twenty (20) Business Days of the Closing Date) for the Shareholder Representative’s review and comment. Parent shall consider in good faith the Shareholder Representative’s reasonable comments thereto.
(b)    Parent shall cause the Company to timely file such Tax Returns prepared pursuant to this Section 7.2 and timely pay (or cause to be timely paid) all Taxes shown as due and payable on any such Tax Return to the relevant Tax Authority, subject to Parent’s right to be indemnified for such Taxes pursuant to this Agreement.
7.3    Straddle Period Taxes
.  For purposes of this Agreement, any real, personal, ad valorem, intangible property Taxes or other Taxes that accrue based upon the passage of time for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.
7.4    Cooperation
.  Parent and the Shareholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Such cooperation shall include providing records and information that are reasonably relevant to any such matters and in their possession (or if not in their possession, if reasonably able to obtain), making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 7.4. Each of Parent, the Company and the Shareholder Representative shall retain all material books and records in their possession with respect to Taxes of the Company and its Subsidiaries for a period of at least seven (7) years following the Closing Date.
7.5    Tax Contests
.  Parent shall promptly notify the Shareholder Representative in writing upon receipt by Parent or any affiliate of Parent (including the Surviving Corporation or the Surviving LLC after the Closing Date) of notice of any pending or threatened claims, assessments, audits or similar events with respect to Taxes or Tax Returns relating to a Pre-Closing Tax Period or Straddle Period that, if determined adversely to the taxpayer or after the lapse of time could be grounds for a claim for indemnity for which any of the Indemnifying Parties could be liable under this Agreement (any such claim, assessment, audit or similar event, a “Tax Matter”). Following the Closing, Parent shall have the right in its sole discretion to control the conduct of and to settle any such Tax Matter and shall use commercially reasonable efforts to keep the Shareholder Representative informed of material developments relating to such Tax Matter and to consult with the Shareholder Representative regarding settlement negotiations and any settlement of such Tax Matter; provided, however, that without the prior written consent of the Shareholder Representative with respect to any such settlement, which consent shall not be unreasonably withheld, conditioned or delayed, such settlement shall not be determinative of an Indemnifying Party’s liability pursuant to this Agreement. In the event of any conflict between this Section 7.5 and Section 8.5 with respect to Tax Matters, this Section 7.5 shall control.
7.6    Post-Closing Tax Actions
.  Parent shall not, and shall not cause or permit the Company, the Surviving LLC, the Surviving Corporation or their Affiliates or Subsidiaries to (i) make or change any Tax election under Sections 336 or 338 of the Code with respect to the transactions contemplated by this Agreement or that otherwise has any retroactive effect on any Pre-Closing Tax Period, (ii) enter into any voluntary disclosure program or agreement with any Tax Authority regarding any Taxes or Tax Returns of the Company, the Surviving LLC or the Surviving Corporation or any of their Subsidiaries with respect to any Pre-Closing Tax Period, (iii) amend, refile or modify or cause to be amended, refiled or modified

Exhibit 10.2

any Tax Return of the Company or its Subsidiaries for any Pre-Closing Tax Period, (iv) file a Tax Return for a Pre-Closing Tax Period in a jurisdiction where the Company, the Surviving LLC, the Surviving Corporation or any of their Subsidiaries did not file such Tax Return for such period, (v) initiate discussions or examinations with any Tax Authority regarding Taxes of the Company, the Surviving LLC, the Surviving Corporation or any of their Subsidiaries with respect to any Pre-Closing Tax Period, or (vi) change any accounting method or adopt any convention that shifts taxable income of the Company, the Surviving Corporation, the Surviving LLC or any of their Subsidiaries from a period beginning (or deemed to begin) after the Closing Date to a taxable period or portion thereof ending on or prior to the Closing Date or shifts deductions or losses of the Company, the Surviving LLC, the Surviving Corporation or any of their Subsidiaries from a taxable period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) beginning (or deemed to begin) after the Closing Date, in each case, without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), unless otherwise required in accordance with applicable Legal Requirements.
7.7    Transfer Taxes
. All Transfer Taxes shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Equityholders, other than with respect to any Transfer Taxes relating to the UK Subsidiary Transfer, which shall be borne solely by the Equityholders.
7.8    Tax Refunds
. Any and all tax refunds (whether directly through a cash payment or indirectly through a right of setoff or credit that actually reduces Taxes payable) with respect to Taxes that were paid by the Company or any of its Subsidiaries on or prior to the Closing, included as liabilities in the calculation of Net Working Capital, included in Third Party Expenses or indemnified pursuant to this Agreement shall be for the account of the Shareholders. Promptly (and in any event within twenty (20) days) upon receipt by Parent or any of its Affiliates or Subsidiaries of any such tax refund, Parent shall pay over, by wire transfer of immediately available funds, any such tax refund to the Shareholder Representative, for the benefit of the Shareholders. Any payments made pursuant to this Section 7.8 will be treated as adjustments to the Total Consideration Value for Tax purposes, unless otherwise required by applicable Legal Requirements. Any Tax refunds related to a Straddle Period shall be prorated based upon the method employed in Section 7.3.

7.9    Post-Closing Taxes
. For the avoidance of doubt, the Equityholders shall not be responsible for (and shall not have any indemnification obligations under this Agreement with respect to) any Taxes of the Company or any of its Subsidiaries that are attributable to a taxable period or portion of any Straddle Period beginning after the Closing Date, except to the extent attributable to any breach of the representations and warranties set forth in Sections2.10(e), 2.10(g). 2.10(k) and 2.10(n) hereof.
Article VIII
POST-CLOSING INDEMNIFICATION
8.1    Survival of Representations and Warranties
. The representations and warranties of the Company set forth in this Agreement or in the Officer’s Certificate shall survive until 11:59 p.m. California time on the date that is eighteen (18) months following the Closing Date (the date of expiration of such period, the “Expiration Date”); provided, however, that in the event of fraud, intentional misrepresentation or willful breach with respect to a representation or warranty, subject to the terms of Section 8.3(g), such representation or warranty shall survive until 11:59 p.m. California time on the date that is thirty (30) days after the expiration of the relevant statute of limitations (provided that with respect to any claim in connection therewith

Exhibit 10.2

made after the expiration of the relevant statute of limitations, the facts underlying such claim shall have been known to an Indemnified Party prior to the expiration of such statute of limitations); provided, further, that (a) the representations and warranties of the Company set forth in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.5 (Company Capital Structure), Section 2.6 (Company Subsidiaries) and the first sentence of Section 2.23 (Third Party Expenses) (together, the “Fundamental Representations”) shall not expire and shall survive until the date that is thirty (30) days after the expiration of the relevant statute of limitations (meaning the statute of limitations applicable to the underlying subject matter of such representations) and (b) the representations and warranties of the Company set forth in Section 2.10 (Taxes) (the “Tax Representations”) shall survive until 11:59 p.m. California time on the date that is thirty (30) days after the expiration of the relevant statute of limitations (meaning the statute of limitation applicable to the underlying subject matter of such representation, and not general breach of contracts claims, and provided that with respect to any claim in connection with a Tax Representation made after the expiration of the relevant statute of limitation, the facts underlying such claim shall have been known to an Indemnified Party prior to the expiration of such statute of limitation); and provided, further, that all representations and warranties of the Company shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if an indemnification claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive solely as to such claim until such claim has been finally resolved. The representations and warranties of Parent and the Merger Subs set forth in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.
8.2    Indemnification
.
(a)    From and after, and by virtue of, the Mergers, subject to the terms of this Article VIII, the Shareholders (other than holders of Cancelled Shares solely in their capacities as such) (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agree to severally (based on such Indemnifying Party’s Pro Rata Portion), but not jointly (except with respect to the Holdback Fund, which will be available on a joint and several basis), indemnify, defend and hold harmless Parent and its Affiliates, including the Surviving Corporation and Surviving LLC, and its and their respective officers, directors, shareholders, members, employees, agents and representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages (whether direct, indirect, incidental or, subject to the terms of Section 8.3(f) below, consequential), diminution in value (for clarity, excluding diminution calculations premised solely on multiples of revenues, profits or other financial metrics and non-cash goodwill impairment charges), royalties, deficiencies, Taxes, costs, interest, awards, judgments, settlements, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending (including expenses of offensive actions taken in connection with any defensive strategy) against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation and Surviving LLC) (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from, arising out of, or relating to any of the following:
(i)    any breach of or inaccuracy in, as of the date hereof or as of the Closing Date (or, if made only as of a specified date, as of such date), a representation or warranty of the Company set forth in this Agreement or the Officer’s Certificate, without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement;
(ii)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information, or breach of any representation or warranty, set forth in the Spreadsheet, including any failure to properly calculate, or overstatement of, Total Consideration Value (including the calculations of Closing Cash, Third Party Expenses, Closing Indebtedness, the Per Share Parent Stock Consideration, the Per Share Cash Consideration and the Expense Fund Amount) or the amount by which the Net Working Capital Target is greater than the sum of Final Net Working Capital plus the Net Working Capital Collar (as calculated in accordance with Section

Exhibit 10.2

1.9(g) and solely to the extent that any such deficiency amount is not otherwise satisfied in accordance with Section 1.9(g));
(iii)    any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement (with respect to covenants required to be performed at or prior to the Closing);
(iv)    any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares;
(v)    any Indemnified Taxes;
(vi)    any claims by any current or former holder or alleged current or former holder of any equity, membership or ownership interest or equity security of the Company or its predecessors (if any), including any Person to whom the Company promised options or other rights or allegedly promised options or other rights to purchase Company Capital Stock to the effect that such Person is entitled to any equity, membership or ownership interest or equity security other than as specifically set forth on the Spreadsheet;
(vii)    any fraud, intentional misrepresentation or willful breach on the part of or on behalf of the Company (whether or not the applicable agent or representative of the Company was acting in its official capacity as such) in connection with this Agreement, the Mergers or the other Transactions; and
(viii)    any of the matters described on Schedule 8.2(a).
(b)    For the purpose of this Article VIII only, solely when determining the amount of Losses paid, incurred, suffered or sustained by an Indemnified Party as a result of any breach of or inaccuracy in a representation or warranty or any failure to perform or comply with any covenant or agreement that is qualified or limited in scope as to materiality or Material Adverse Effect (but not whether a breach, inaccuracy or failure has occurred), such representation, warranty, covenant or agreement shall be deemed to be made without such qualification or limitation.
(c)    The obligation of the Indemnifying Parties to provide indemnity pursuant to Section 8.2(a)(ii) through Section 8.2(a)(viii) shall survive until 11:59 p.m. California time on the date that is thirty (30) days after the expiration of the relevant statute of limitations (provided that with respect to any claim in connection therewith made after the expiration of the relevant statute of limitation, the facts underlying such claim shall have been known to an Indemnified Party prior to the expiration of such statute of limitation); provided, that all such obligations shall survive with respect to any indemnification claim made prior to the expiration of the applicable survival period, in which case such obligation shall survive as to such claim until such claim has been finally resolved.
(d)    The Indemnifying Parties (including any officer or director of the Company or any of its Subsidiaries) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party for which they are liable in their capacities as Indemnifying Parties.
(e)    Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the Total Consideration Value for Tax purposes, unless otherwise required by applicable Legal Requirements.
(f)    Subject to Section 8.3(g), the indemnification rights set forth in this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Times for any claims for monetary damages arising out of the matters set forth in Section 8.2(a) or other breaches under this Agreement; for clarity, this means (i) that the survival periods and liability limits set forth in this Article VIII shall control notwithstanding any statutory or common law provisions or principles to the contrary and (ii) all applicable statutes of limitations or other

Exhibit 10.2

claims periods with respect to claims for Losses shall be modified to be the applicable claims periods and survival periods set forth herein; provided, however, that (i) this Section 8.2(f) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article VIII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on fraud committed by, or with the knowledge of, such Indemnifying Party.
(g)    Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.
8.3    Limitations on Indemnification
.
(a)    Threshold. Except in the case of (i) fraud, intentional misrepresentation or willful breach by or on behalf of the Company (whether or not the applicable agent or representative of the Company was acting in its official capacity as such) and (ii) indemnification claims for breaches of or inaccuracies in the Fundamental Representations or the Tax Representations, the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 8.2(a)(i) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained Losses in an aggregate amount equal to at least forty eight thousand two hundred and seventy dollars ($48,270) (the “Threshold”), in which event the Indemnified Parties may recover all such Losses in excess of the Threshold. For the avoidance of doubt, the limitations set forth in this Section 8.3(a) shall not apply to indemnification claims under clauses (ii) - (viii) of Section 8.2(a), inclusive.
(b)    Maximum Payments.
(i)    Except in the case of (A) fraud, intentional misrepresentation or willful breach by or on behalf of the Company (whether or not the applicable agent or representative of the Company was acting in its official capacity as such) and (B) indemnification claims for breaches of or inaccuracies in the Fundamental Representations, the maximum aggregate amount that the Indemnified Parties may recover from each Indemnifying Party for indemnification claims under Section 8.2(a)(i) shall be an amount equal to such Indemnifying Party’s Pro Rata Portion of the Holdback Amount. For the avoidance of doubt, the limitations set forth in this Section 8.3(b)(i) shall not apply to any indemnification claim under clauses (ii) - (viii) of Section 8.2(a), inclusive.
(ii)    Subject to the terms of Section 8.3(g), (A) the liability of the Indemnifying Parties for indemnification claims pursuant to Section 8.2(a) shall be limited, in the aggregate, to the amount of consideration issued and paid to the Indemnifying Parties (including the Holdback Amount and the Expense Fund Amount), and (B) the aggregate amount of Losses that the Indemnified Parties may recover from an Indemnifying Party shall not exceed the aggregate amount of consideration issued and paid to the such Indemnifying Party (including such Indemnifying Party’s Pro Rata Portion of the Holdback Amount and the Expense Fund Amount) received by such Indemnifying Party.
(c)    Claims or recoveries for indemnification pursuant to this Agreement shall be satisfied (i) first, from the Holdback Fund and (ii) second, against the Indemnifying Parties directly; provided, however, that claims or recoveries in respect of fraud, intentional misrepresentation or willful breach by or on behalf of the Company (whether or not the applicable agent or representative of the Company was acting in its official capacity as such) may be made, in the sole and absolute discretion of the Indemnified Parties, either from the Holdback Fund or directly against the Indemnifying Parties rather than from the Holdback Fund.
(d)    The amount of any Losses recoverable by any Indemnified Party under Section 8.2(a) shall be calculated net of (i) any insurance proceeds actually received by, and/or any indemnification or contribution payments actually paid by any third party to, such Indemnified Party in respect of such Losses in, each case net of all costs of recovery, including without limitation reasonably anticipated increases in insurance premiums and (ii) any Indemnification Tax Benefit recognized by an Indemnified Party (or any of its Affiliates) in the same year as, and arising from the facts or circumstances giving rise to such Losses or by the Indemnified Party (or any of its Affiliates)

Exhibit 10.2

from any indemnification payment with respect to such Losses; provided in no event shall any Indemnified Party be required to seek or obtain any such insurance proceeds or third party indemnification or contribution. If an Indemnified Party receives any amounts under applicable insurance policies or third party indemnification or contribution payments subsequent to its receipt of an indemnification payment by the Indemnifying Parties, and such amounts and payments, in the aggregate, exceed the amount of Losses suffered with respect to the claim such recoveries are made, then such Indemnified Party will, without duplication, promptly reimburse the Indemnifying Parties for any such excess; provided, that the aggregate amount of reimbursement payments to the Indemnifying Parties will not in any event exceed the aggregate indemnification payment received by the Indemnified Party from the Indemnifying Parties. For this purpose, a Person shall be deemed to recognize an indemnification Tax benefit (“Indemnification Tax Benefit”) with respect to a taxable year if, and to the extent that, the Person’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributed to the Losses, exceeds the Person’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributed to the Losses.
(e)    The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.
(f)    No Indemnified Party shall be entitled to indemnification for (i) punitive damages unless such damages are paid to a third party in respect of a Third Party Claim for which such Indemnified Party is entitled to indemnification under this Article VIII or (ii) special or consequential damages.
(g)    The liability of an Indemnifying Party for an indemnity claim brought under Section 8.2(a)(vii) shall not exceed the aggregate amount of consideration issued and paid to such Indemnifying Party hereunder; provided, that the foregoing limitation shall not apply if such Indemnifying Party has actual knowledge of such underlying claim giving rise to such indemnity claim brought under Section 8.2(a)(viii) or such Indemnifying Party committed such fraud giving rise to such indemnity claim.
(h)    Notwithstanding anything contained in this Agreement to the contrary, but subject to the terms of Section 8.3(g), to the extent that any Losses resulting from any breach of any representation, warranty, covenant or agreement of the Company under this Agreement is specifically taken into account as a current liability in determining Net Working Capital or is otherwise specifically listed as a Third Party Expense or is a particular component of Closing Indebtedness in the Spreadsheet, and is to such extent taken into account in the calculation of Total Consideration Value at Closing, (i) no Indemnified Party may recover such Losses through a claim pursuant to Section 8.2(a) or otherwise and (ii) such Losses will not be included in the determination of whether all Losses, in the aggregate, exceed the Threshold.
(i)    In the event a claim for Losses in connection with a single set of facts or circumstances may be made under multiple subsections of Section 8.2(a), the Indemnified Parties shall be entitled to make such claim under any and all such subsections as would maximize the available recovery to the Indemnified Parties under this Article VIII; provided for the avoidance of doubt, no Indemnified Party may recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement.
(j)    Notwithstanding any other provision of this Agreement, in no event will any Indemnifying Party be liable for any other Indemnifying Party’s breach of such other Indemnifying Party’s representations, warranties, covenants, or agreements contained in any Joinder Agreement, letter of transmittal, shareholder written consent or other Related Agreement or ancillary agreement hereto to which such other Indemnifying Party is a party. For the avoidance of doubt, the foregoing sentence shall not be deemed to limit the ability of the Indemnified Parties to obtain recovery under any subsection of Section 8.2(a) to the extent a claim may be validly made thereunder, regardless of

Exhibit 10.2

whether or not the facts or circumstances underlying such claim would or would be reasonably expected to also constitute a breach of any Joinder Agreement, letter of transmittal, shareholder written consent or other Related Agreement or ancillary agreement hereto to which any Indemnifying Party is a party.
(k)    In the case of a Third Party Claim that is not settled between the Indemnified Party and such third party, unless the Shareholder Representative agrees otherwise in writing, Losses related to such Third Party Claim will not be indemnifiable pursuant to Section 8.2(a) unless and until an arbitrator or court has issued a decision in respect of such Third Party Claim; provided that for clarity this Section 8.3(k) will not preclude the ability of any Indemnified Party to file an indemnification claim with respect to such Third Party Claim following the discovery of its existence.
8.4    Holdback Period; Distribution upon Termination of Holdback Fund; Indemnification Claim Procedures; Arbitration
.
(a)    Subject to the following requirements, the Holdback Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters, on the date that is thirty (30) days after the Expiration Date (the “Holdback Period”), and following such termination, Parent shall distribute or cause to be distributed the cash remaining in the Holdback Fund to the Indemnifying Parties, provided, however, that the Holdback Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Indemnification Claim Notice (“Unresolved Claims”) delivered to the Shareholder Representative (or in the event an Indemnified Party elects to pursue such indemnification claim directly against an Indemnifying Party, to such Indemnifying Party directly) prior to the Holdback Period termination date with respect to facts and circumstances existing prior to the Expiration Date, and any such amount shall not be distributed at such time. As soon as all such Unresolved Claims have been resolved, Parent shall deliver the remaining portion of the Holdback Fund, if any, not required to satisfy such Unresolved Claims, to the Indemnifying Parties. Deliveries of the Holdback Fund to the Indemnifying Parties pursuant to this Section 8.4(a) shall be made in proportion to their respective Pro Rata Portions of the remaining cash in the Holdback Fund.
(b)    Subject to the limitations set forth in Section 8.1, if an Indemnified Party wishes to make an indemnification claim under this Article VIII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Shareholder Representative (or in the event an Indemnified Party elects to pursue such indemnification claim directly against an Indemnifying Party, to such Indemnifying Party directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.
(c)    If the Shareholder Representative on behalf of the Indemnifying Parties (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) shall not object in writing within the thirty (30)-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Shareholder Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, Parent shall be entitled to permanently retain or shall promptly release to the applicable Indemnified Party from the Holdback Fund the amount of Losses set forth in such Indemnification Claim Notice. Parent shall be entitled to rely on any such instruction and permanently retain or make distributions from the Holdback Fund in accordance with the terms thereof. In such event, Parent shall be entitled to permanently retain or shall promptly release from the Holdback Fund the amount of Losses set forth in such Indemnification Claim Notice. Should the amount held in the Holdback Fund, if any, be insufficient to satisfy in whole

Exhibit 10.2

the amount to be paid to an Indemnified Party by the Indemnifying Parties in accordance with such Indemnification Claim, then each Indemnifying Party shall, within ten (10) Business Days following the expiration date of the right of the Indemnifying Party Representative to make an Indemnification Claim Objection Notice, pay to the Indemnified Party, such Indemnifying Parties’ Pro Rata Portion of such shortfall (subject to the applicable liability limitations herein).
(d)    In the event that the Shareholder Representative (or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) shall deliver an Indemnification Claim Objection Notice in accordance with Section 8.4(c) within thirty (30) days after delivery of such Indemnification Claim Notice, the Shareholder Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative (or such objecting Indemnifying Party) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Parent shall be entitled to rely on any such memorandum and permanently retain or make distributions from the Holdback Fund in accordance with the terms thereof. In such event, Parent shall permanently retain or shall promptly release from the Holdback Fund the amount of Losses set forth in such Indemnification Claim Notice. Should the amount held in the Holdback Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement, then each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party such Indemnifying Party’s Pro Rata Portion of such shortfall (subject to the applicable liability limitations herein).
(e)    If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Shareholder Representative (or the objecting Indemnifying Party) may demand arbitration of the matter, unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted pursuant to Section 10.13.
(f)    Arbitration under Section 10.13 shall apply to any dispute among the Indemnifying Parties and the Indemnified Parties under this Article VIII. Parent shall be entitled to rely on, and permanently retain or make distributions from the Holdback Fund in accordance with, the terms of any such award, judgment, decree or order of the arbitrator(s), as applicable. In such event, following written receipt of the arbitrator’s decision, Parent shall permanently retain or shall promptly release from the Holdback Fund to the Indemnifying Parties the amount of Losses determined indemnifiable by the arbitrator. Should the amount held in the Holdback Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such decision and this Agreement, then each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party such Indemnifying Party’s Pro Rata Portion of such shortfall (subject to the applicable liability limitations herein).
8.5    Third-Party Claims
.
(a)    In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Holdback Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such Third Party Claim (it being understood that no delay in providing such notice shall prejudice Parent’s rights under this Article VIII, unless and then only to the extent that the Indemnifying Parties are materially prejudiced thereby), and the Shareholder Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at the expense of the Indemnifying Parties and only to the extent it does not affect any privilege relating to any Indemnified Person, to consult with Parent with respect to, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except

Exhibit 10.2

with the consent of the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party, and in each case such consent not to be unreasonably withheld, conditioned or delayed), no settlement or resolution of any such Third Party Claim shall be determinative of the existence or the amount of Losses resulting from, arising out of or relating to such Third Party Claim (including the Indemnified Parties’ reasonable attorneys’ and consultants’ fees and expenses incurred in connection with investigating, defending (including expenses of offensive actions taken in connection with any defensive strategy) against or settling such Third Party Claims (such fees and expenses, “Claim Fees”). In the event that the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) has consented to any such settlement or resolution, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of Losses resulting from, arising out of or relating to such Third Party Claim (including the Indemnified Parties’ Claim Fees), and the Indemnified Parties shall be entitled to indemnification for the entire amount of such Losses (including the Indemnified Parties’ Claim Fees), subject to the applicable limitations contained in Section 8.3. In the event that the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) does not, in accordance with the terms of this Section 8.5(a), consent to any such settlement or resolution, then the Indemnified Parties shall be entitled to submit the dispute with the Shareholder Representative (or the applicable Indemnifying Party, as the case may be) with respect to the existence or amount of Losses resulting from, arising out of or relating to such Third Party Claim (including the Indemnified Parties’ Claim Fees) to an arbitrator pursuant to the procedures set forth in Section 10.13.
(b)    In no event shall the Shareholder Representative or any Indemnifying Party be entitled to receive, or thereafter disclose to any third party, any information in connection with any Third Party Claim unless and until the Shareholder Representative, such Indemnifying Party or such other party has executed a customary confidentiality agreement in favor of Parent and its Affiliates with respect to such information.
(c)    Notwithstanding the terms of Section 8.5(a) or Section 8.5(b) and regardless of whether a confidentiality agreement has been executed in accordance with Section 8.5(b), the Indemnified Parties may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Legal Requirements requires such Person to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; or (iii) providing access to any such documents or information would violate or cause a default pursuant to, or give a third party the right terminate or accelerate the rights pursuant to, any Contract.
8.6    Shareholder Representative
.
(a)    By virtue of the execution and delivery of a Joinder Agreement, and the adoption of this Agreement and approval of the Mergers by the Shareholders, each of the Equityholders shall be deemed to have agreed to appoint Jonathan Sciama, an individual, as its, his or her agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications in respect of indemnification claims under this Agreement to be recovered against the Holdback Fund, to authorize payment to any Indemnified Party from the Holdback Fund in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a two-

Exhibit 10.2

thirds interest of the Holdback Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Shareholder Representative or other vacancy in the position of Shareholder Representative, such vacancy may be filled by the holders of a majority in interest of the Holdback Fund. No bond shall be required of the Shareholder Representative. Notices or communications to or from the Shareholder Representative after the Closing shall constitute notice to or from the Indemnifying Parties.
(b)    A decision, act, consent or instruction of the Shareholder Representative, including an amendment of any provision of this Agreement pursuant to Section 10.2 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties, and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent is hereby relieved from any liability to any person for any acts done by Parent in accordance with such decision, act, consent or instruction of the Shareholder Representative.
(c)    The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith. The Indemnifying Parties shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder or under any agreements ancillary hereto, including the fees and expenses of any legal counsel or experts retained by the Shareholder Representative (“Shareholder Representative Expenses”) in each case as such Shareholder Representative Expense is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholder Representative, the Shareholder Representative will reimburse the Shareholders the amount of such indemnified Shareholder Representative Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Shareholder Representative by the Indemnifying Parties, any such Shareholder Representative Expenses may be recovered by the Shareholder Representative from (i) the funds in the Expense Fund and (ii) the amounts in the Holdback Fund at such time as remaining amounts would otherwise then be distributable to the Indemnifying Parties (which, for the avoidance of doubt, shall not include any amounts that remain held in the Holdback Fund subject to the resolution of any pending indemnification claims); provided, that while this section allows the Shareholder Representative to be paid from the Expense Fund and the Holdback Fund, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. The Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Shareholder Representative or the termination of this Agreement. The Shareholder Representative shall be entitled to use the Expense Fund in order to fund all Shareholder Representative Expenses. Following the termination of the Holdback Fund, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses hereunder, the Shareholder Representative shall have the right to recover Shareholder Representative Expenses incurred in excess of the amounts in the Expense Fund and not previously recovered directly from the Indemnifying Parties from the Holdback Fund, prior to any distribution to the Indemnifying Parties, and prior to any such distribution, shall deliver to Parent a certificate setting forth the Shareholder Representative Expenses actually incurred and not previously recovered. For the avoidance of doubt, while this section allows the Shareholder Representative to be paid from the Holdback Fund, this Section 8.6(c) shall not limit the obligation of any Indemnifying Party to promptly pay such Shareholder Representative Expenses as they are incurred, to the extent the Expense Fund is insufficient or unavailable. A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 10.2 or Section 10.3, shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon the Indemnifying Parties; and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

Exhibit 10.2

Article IX
PRE-CLOSING TERMINATION OF AGREEMENT
9.1    Termination
. Except as provided in Section 9.2, this Agreement may be terminated and the Mergers abandoned at any time prior to the Closing:
(a)    by mutual agreement of the Company and Parent;
(b)    by Parent if the Requisite Shareholder Approval shall not have been obtained by the Company and delivered to Parent within two (2) hours after the execution and delivery of this Agreement by Parent and the Company;
(c)    by Parent or the Company if the Closing Date shall not have occurred by April 30, 2019 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(d)    by Parent or the Company if any Legal Requirement enacted by a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the Mergers illegal or otherwise prohibits or prevents the consummation of the Mergers, provided that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;
(e)    by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity of competent jurisdiction, which would require an Action of Divestiture;
(f)    by Parent if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Sections 6.2(a) and 6.2(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VI for the benefit of Parent have become irrevocably incapable of being satisfied on or before the End Date; or
(g)    by the Company if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent or the Merger Subs set forth in this Agreement such that the conditions set forth in Sections 6.3(a) and 6.3(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VI for the benefit of the Company have become irrevocably incapable of being satisfied on or before the End Date.
9.2    Effect of Termination
. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Merger Subs or the Company, or their respective officers, directors, stockholders, shareholders or members, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Section 5.10 (Third Party Expenses), Article X (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

Exhibit 10.2

Article X
GENERAL PROVISIONS
10.1    Certain Interpretations
. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
10.2    Amendment
. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 10.2, the Shareholders are deemed to have agreed that any amendment of this Agreement signed by the Company (prior to the Closing) or Shareholder Representative (following the Closing) shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.
10.3    Waiver
. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.3, the Shareholders are deemed to have agreed that any extension or waiver signed by the Company (prior to the Closing) or the Shareholder Representative (following the Closing) shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.
10.4    Assignment
. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder (a) to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder and (b) to Parent’s and/or its Affiliates’ lender(s) under its and/or its Affiliates’ financing arrangement(s) with respect to any collateral assignment or similar agreement.
10.5    Notices
. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or sent by electronic mail or facsimile (with acknowledgment of complete transmission or confirmation or receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email):

Exhibit 10.2

(a)    if to Parent or either Merger Sub, to:

Bridgepoint Education, Inc.
8620 Spectrum Center Blvd.
San Diego, CA 92123
Attention: Kevin Royal
Executive Vice President and Chief Financial Officer
Email: kevin.royal@bpiedu.com

with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati P.C.
12235 El Camino Real
San Diego, California 92130
Attention: Martin J. Waters and Jason Skolnik
Facsimile No.: (858) 350-2399
Email: mwaters@wsgr.com and jskolnik@wsgr.com
(b)    if to the Company (prior to the Closing), to:
TutorMe.com, Inc.
_________________________
_________________________
Attention: ________________
Facsimile No.: (___) ___-____
Email:

with a copy (which shall not constitute notice) to:

LKP Global Law, LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, California 90067
Attention: Donald S. Lee and Michelle Graffum
Facsimile No.: [(___) ___-____]
Email: dlee@lkpgl.com and mgraffum@lkpgl.com
(c)    if to the Shareholder Representative, to:
Jonathan Sciama
_________________________
_________________________
Attention: ________________
Facsimile No.: (___) ___-____
Email:
with a copy (which shall not constitute notice) to:

Exhibit 10.2

LKP Global Law, LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, California 90067
Attention: Donald S. Lee and Michelle Graffum
Facsimile No.: [(___) ___-____]
Email: dlee@lkpgl.com and mgraffum@lkpgl.com
10.6    Confidentiality
. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.5 or any information obtained pursuant to the notice requirements of Section 5.6, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the Mutual Non-Disclosure Agreement dated as of June 27, 2016 (the “Non-Disclosure Agreement”), between the Company and Parent and shall be kept confidential by each party hereto as though it was a signatory to such Non-Disclosure Agreement, provided that notwithstanding anything contained in the Non-Disclosure Agreement, the Shareholder Representative shall be permitted to disclose such information to the Indemnifying Parties who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.
10.7    Public Disclosure
. Except as required by Legal Requirements, neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent; provided that the Company and its Representatives shall be permitted to make disclosures to the extent required (a) by filings made to Governmental Entities in connection with the transactions described herein, (b) to respond to requests made by Governmental Entities for information or documents in connection with the transactions described herein) and (c) in dispute resolution proceedings regarding this Agreement or the Transactions, each of the foregoing disclosures only to the extent necessary (including only to such Persons as required by the applicable Legal Requirement or provision of this Agreement) and after consultation with outside legal counsel.
10.8    Entire Agreement
. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Section 10.9.
10.9    No Third Party Beneficiaries
. Nothing in this Agreement is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder, except for the Indemnified D&Os under Section 5.14 and the Indemnified Parties under Article VIII and that from and after the Closing, each Equityholder is an intended third party beneficiaries of the provisions in Article I with respect to, and subject to, the terms thereof governing the payment of merger consideration to such Equityholder (including without limitation the requirement that the shares of Parent Common Stock issuable under Article I be duly authorized, validly issued, fully paid and non-assessable).

Exhibit 10.2

10.10    Specific Performance and Other Remedies
.
(a)    The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Shareholder or the Shareholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.
(b)    Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy (provided that for clarity, following the Closing and subject to Section 10.10(c), Section 8.2(f) will control exclusively on the topic of remedies).
(c)    The liability of any Person under Article VIII will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity in connection with a claim based on fraud committed by, or with the actual knowledge of, such Person. Notwithstanding anything to the contrary set forth in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in ýArticle VIII, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity against any Person in connection with a claim based on fraud committed by, or with the actual knowledge of, such Person, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for such fraud, (ii) the time period during which a claim for such fraud may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for such fraud.
10.11    Severability
. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.12    Governing Law
. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that the laws of the State of California shall govern (i) the Mergers (including the consummation and effects thereof) and (ii) the fiduciary duties of the Board of Directors of the Company.
10.13    Resolution of Conflicts; Arbitration
. Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (subject to Section 1.9(e)) be finally settled by binding arbitration in the County of San Diego, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

Exhibit 10.2

(a)    Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of (i) if the Closing has not occurred, Parent and the Company and (ii) if the Closing has occurred, Parent and the Shareholder Representative. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent, the Company or the Shareholder Representative. Parent and Shareholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.
(b)    Discovery. In any arbitration under this Section 10.13, each party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.
(c)    Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to any claim or dispute (including the validity and amount of any indemnification claim set forth in an Indemnification Claim Notice) shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, Order awarded by the arbitrator(s). Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.
(d)    Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).
(e)    Costs and Expenses. The parties agree that each party (and in the case of the Shareholder Representative, the Indemnifying Parties as provided in this Agreement) shall pay its own costs and expenses (including counsel fees) of any such arbitration; provided, however, that the arbitrator(s) may, either upon motion by one party or in the arbitrator(s)’s discretion, order one party to pay the other’s costs, expenses and attorneys’ fees (or a portion thereof).
10.14    Waiver of Jury Trial
. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
10.15    USA Patriot Act Compliance
. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity Parent will ask for documentation to verify its formation and existence as a legal entity. Parent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Parent to ensure compliance with federal law.
10.16    Counterparts

Exhibit 10.2

. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
[Remainder of Page Intentionally Left Blank]

Exhibit 10.2

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Shareholder Representative have caused this Agreement to be executed as of the date first written above.
ZOVIO INC

By:
Name:
Title:

Toucan Merger Sub, Inc.

By:
Name:
Title:

TM MERGER SUB, LLC

By:
Name:
Title:

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Shareholder Representative have caused this Agreement to be executed as of the date first written above.
TUTORME.COM, INC.

By:
Name:
Title:

Signature Page to Agreement and Plan of Reorganization

Exhibit 10.2

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Shareholder Representative have caused this Agreement to be executed as of the date first written above.
JONATHAN SCIAMA
solely in its capacity as the Equityholder
Representative

By:
Name:
Title:

Signature Page to Agreement and Plan of Reorganization

Exhibit 10.2

ANNEX A

CERTAIN DEFINED TERMS
“280G Approval” shall have the meaning assigned to it in Section 5.2(b).
“280G Waivers” shall mean the 280G Waivers executed and delivered by certain Employees or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) prior to the solicitation of the 280G Approval in a form that is reasonably acceptable to Parent.
“Accredited Investor” shall have the meaning set forth in Regulation D.
“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute, in each case by or before a Governmental Entity of competent jurisdiction.
“Action of Divestiture” shall have the meaning assigned to it in Section 5.3(b).
“Affiliate” of any Person shall mean another Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such first Person.
“Agreed Adjustments” shall have the meaning assigned to it in Section 1.9(d).
“Agreement” shall have the meaning assigned to it in the Preamble.
“Agreement Date” shall have the meaning assigned to it in the Preamble.
“Agreements of Merger” shall have the meaning assigned to it in Section 1.1(b).
“Alternative Transaction” shall have the meaning assigned to it in Section 5.1(b).
“Amended or Terminated Agreements” shall have the meaning assigned to it in Section 5.7(b).
“Anti-Corruption Requirements” shall have the meaning assigned to it in Section 2.20(c).
“Articles of Incorporation” shall have the meaning assigned to it in Section 2.1.
“Balance Sheet Date” shall have the meaning assigned to it in Section 2.7(a).
“Behavioral Data” shall mean (i) any information describing, identifying or collected from, and any identifier relating to, any internet protocol address, browser, computer, device, machine, application, web beacon, pixel tag, ad tag, cookie, local storage object, or Software; (ii) any behavioral, browsing, usage, purchase, interest-based or demographic information obtained from a third-party or that is based on any of the information described in (i); and (iii) any geolocation data or other information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any information described in element (i) or (ii) of this definition.
“Books and Records” shall have the meaning assigned to it in Section 2.22.
“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Diego, California are authorized or obligated by law or executive order to close.
“California Code” means the California Corporation Code and all amendments thereto.
“Cancelled Shares” shall have the meaning assigned to it in Section 1.6(b)(ii).

1

Exhibit 10.2

“Cash Election” shall have the meaning assigned to it in Section 1.6(b)(i).
“Charter Documents” shall have the meaning assigned to it in Section 2.1.
“Claim Fees” shall have the meaning assigned to it in Section 8.5(a).
“Closing” shall have the meaning assigned to it in Section 1.2(a).
“Closing Cash” shall mean the amount of any unrestricted cash and cash equivalents of the Company and its Subsidiaries as of immediately prior to the First Effective Time.
“Closing Date” shall have the meaning assigned to it in Section 1.2(a).
“Closing Date Balance Sheet” shall have the meaning assigned to it in Section 1.9(a).
“Closing Indebtedness” shall mean the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company and its Subsidiaries as of immediately prior to the First Effective Time, including any termination, pre-payment or balloon or similar penalties or premiums that are paid or become payable as a result of the full repayment and retirement of such Indebtedness immediately following the First Effective Time (including, for the avoidance of doubt, all outstanding Company Promissory Notes, if any).
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning assigned to it in the Preamble.
“Company Authorizations” shall have the meaning assigned to it in Section 2.17.
“Company Capital Stock” shall mean the Company Common Stock and any other shares of capital stock, if any, of the Company, taken together.
“Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.
“Company Database” shall mean each database in which Private Data or other confidential or proprietary information is or has been maintained by or for the Company or any of its Subsidiaries.
“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, bonus, performance awards, incentive compensation, equity or equity-related awards, phantom stock or bonus awards, welfare benefits, health benefits or medical insurance, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation, including indirect or contingent liability on account of an ERISA Affiliate, and including any International Employee Plan.
“Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned by or exclusively licensed by, or purported to be owned by or exclusively licensed by, the Company or any of its Subsidiaries.
“Company IP Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.

2

Exhibit 10.2

“Company IT Assets” shall have the meaning assigned to it in Section 2.13(k).
“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of the Company to consummate the Transactions in accordance with the terms hereof and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, provided, however, that in no event shall any Effect resulting from any of the following, either alone or in combination, be taken into account in determining whether there has been a Company Material Adverse Effect under clause (ii): (a) any change in the economic conditions of the United States or global economy or capital or financial markets generally, (b) any change in economic conditions generally affecting industries in which the Company conducts business, (c) any change in Legal Requirements, (d) any change in GAAP, (e) acts of war, sabotage or terrorism or military actions (or any escalation or worsening thereof), (f) earthquakes, hurricanes, tornadoes, floods or other natural disasters, (g) any failure to meet financial projections, estimates or forecasts for any future period (provided, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there has been a Company Material Adverse Effect), and (i) in and of itself, compliance with the express terms of this Agreement, unless, in each of clauses (a)-(f), such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other companies in the Company’s industry.
“Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.
“Company Privacy Policy” shall mean each external or internal, past or present privacy policy or privacy- or security-related representation, statement, notice, obligation or promise of the Company or any of its Subsidiaries to the public (or, in the case of Employee Private Data only, to its Employees), including any such policy, representation, statement, notice, obligation, or promise relating to: (i) the privacy of users of any Company Product or any website or service operated by or on behalf of the Company or any of its Subsidiaries; (ii) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Private Data; or (iii)  Private Data about individuals who are Employees.
“Company Private Data Processing Contract” shall mean any Contract to which the Company or any of its Subsidiaries is or was a party, or by which the Company or any of its Subsidiaries is or was bound, that relates directly to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Private Data.
“Company Product” shall mean each product (including software and databases) or service owned, made, marketed, developed, distributed, made available, imported, licensed or sold by or on behalf of the Company or any of its Subsidiaries at any time since its inception, and any product or service under development by or for the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries, intends to make, market, develop, distribute, make available, import, license or sell.
“Company Promissory Note” shall mean any issued and outstanding promissory notes that are convertible into shares of Company Common Stock.
“Company Promissory Noteholder” shall mean a holder of Company Promissory Notes as of immediately prior to the Effective Time.
“Company Recommendation” shall have the meaning assigned to it in Section 2.2.
“Company Securities” shall means shares of Company Capital Stock and Company Options.
“Company Sites” shall have the meaning assigned to it in Section 2.13(q).

3

Exhibit 10.2

“Company Software” shall mean any Software (including Software that is Company IP or Licensed IP), that is embedded in, or used by the Company or its Subsidiaries in the development, delivery, hosting or distribution of, any Company Products, including any such Software that is used by the Company or its Subsidiaries to collect, transfer, transmit, store, host or otherwise process Private Data.
“Company Stock Certificates” shall have the meaning assigned to it in Section 1.8(d).
“Conflict” shall have the meaning assigned to it in Section 2.4.
“Continuing Employee” shall mean an Employee who is employed by the Company or any of its Subsidiaries as of the Closing Date and continues his or her employment with Parent or one of its Subsidiaries on the Business Day following the Closing Date (including, for the avoidance of doubt, any employee who is on maternity leave, short-term disability leave, long-term disability leave, military leave or another approved leave of absence as of the Closing Date).
“Contract” shall mean any contract, statement of work, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise, license or obligation, whether written or oral, in each case that purports to be legally binding.
“Copyleft Licenses” shall have the meaning assigned to it in Section 2.13(m)(i).
“Current Balance Sheet” shall have the meaning assigned to it in Section 2.7(a).
“D&O Policy” shall have the meaning assigned to it in Section 5.14(b).
“date hereof” means the Agreement Date.
“Deductions” means all U.S. federal, state and local income Tax deductions related to the exercise or payment of options, payment of employee bonuses, payment under deferred compensation arrangements, payment of any investment banking (or other advisory) fees, and other Third Party Expenses and deductible amounts included in Closing Indebtedness.
“Disclosure Schedule” shall have the meaning assigned to it in the preamble to Article II.
“Dispute Statement” shall have the meaning assigned to it in Section 1.9(c).
“Disputed Items” shall have the meaning assigned to it in Section 1.9(e).
“Dissenting Shares” shall have the meaning assigned to it in Section 1.6(b)(iii).
“DOL” shall mean the United States Department of Labor.
“Effective Time” shall mean each of the First Effective Time and the Second Effective Time.
“Election” shall have the meaning assigned to it in Section 1.6(b)(i).
“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries.
“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options, or any other agreement providing for compensation or benefits or that is not terminable at will) between the Company or any of its Subsidiaries and any Employee.

4

Exhibit 10.2

“End Date” shall have the meaning assigned to it in Section 9.1(c).
“Enforceability Limitations” shall have the meaning assigned to it in Section 2.2.
“Equityholders” shall mean the Shareholders and Optionholders as of immediately prior to the First Effective Time.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean each Subsidiary of the Company any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall have the meaning assigned to it in Section 1.8(a).
“Exchange Documents” shall have the meaning assigned to it in Section 1.8(d).
“Exchange Ratio” shall mean 4.9180032.
“Expense Fund” shall have the meaning assigned to it in Section 1.8(c).
“Expense Fund Amount” shall have the meaning assigned to it in Section 1.8(c).
“Expiration Date” shall have the meaning assigned to it in Section 8.1.
“Export Approvals” shall have the meaning assigned to it in Section 2.20(b).
“Final Net Working Capital” shall have the meaning assigned to it in Section 1.9(f).
“Financials” shall have the meaning assigned to it in Section 2.7(a).
“FIRPTA Statement” shall have the meaning assigned to it in Section 6.2(l).
“First Agreement of Merger” shall have the meaning assigned to it in Section 1.1(a).
“First Effective Time” shall have the meaning assigned to it in Section 1.2(b).
“First Merger” shall have the meaning assigned to it in the Recitals.
“Form of Election” shall have the meaning assigned to it in Section 1.6(b)(i).
“Fundamental Representations” shall have the meaning assigned to in Section 8.1.
“GAAP” shall mean United States generally accepted accounting principles, consistently applied.
“Governmental Entity” shall mean any legislative body, court, administrative agency, entity or commission or other federal, state, county, local, regional or other foreign governmental authority, instrumentality, agency, entity or commission.
“Harmful Code” shall have the meaning assigned to it in Section 2.13(j).

5

Exhibit 10.2

“Hazardous Material” shall mean any substance that has been designated by any Governmental Entity or by applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.
“Hazardous Materials Activities” shall have the meaning assigned to it in Section 2.20(d).
“Holdback Amount” shall mean four hundred and eighty two thousand and seven hundred and eighty dollars ($482,780).
“Holdback Fund” shall have the meaning assigned to it in Section 1.8(b)(i).
“Holdback Period” shall have the meaning assigned to it in Section 8.4(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person shall mean, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities (for clarity, excluding accounts payable and accrued expenses included in the calculation of Net Working Capital); (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are classified and accounted as capital leases; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit (to the extent drawn); (v) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i) through (iv) above to the extent of the obligation secured (to the extent drawn); (vi) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i) through (v) above, to the extent of the obligation guaranteed, and (vii) all interest, fees, change of control payments, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (i) through (vi) above. For clarity, in no event shall Indebtedness include any intercompany indebtedness.
“Indemnification Claim Notice” shall have the meaning assigned to it in Section 8.4(a).
“Indemnification Claim Objection Notice” shall have the meaning assigned to it in Section 8.4(c).
“Indemnification Tax Benefit” shall have the meaning assigned to it in Section 8.3(d).
“Indemnified D&O” shall mean each Person who is or was an officer or director of the Company at or at any time prior to the First Effective Time.
“Indemnified Party” and “Indemnified Parties” shall have the meaning assigned to them in Section 8.2(a).
“Indemnified Taxes” shall mean (A) all Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, determined as if the Company and its Subsidiaries used the accrual method of Tax accounting throughout such periods, treating any advance payments, deferred revenues or other prepaid amounts received or arising in any such periods as subject to Tax in such periods, regardless of when actually recognized for income Tax purposes, and treating all Deductions, to the extent properly deductible under applicable Legal Requirements in any Tax period (or portion thereof), as deductible in a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, (B) all Taxes of the Company or any of

6

Exhibit 10.2

its Subsidiaries arising as a result of the Company or any of its Subsidiaries being (or ceasing to be), on or prior to the Closing Date, a member of an affiliated, combined, consolidated or unified group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor or by Tax Sharing Agreement, in each case, which relates to a transaction or event occurring on or before the Closing Date, and (C) all Transaction Payroll Taxes, and all Transfer Taxes that are the responsibility of the Equityholders pursuant to Section 7.7; provided, that, in each case, Indemnified Taxes shall not include (i) Taxes arising from any transaction outside the ordinary course of business consistent with past practice on the Closing Date after the Closing, (ii) Taxes to the extent specifically reflected as a liability in the calculation of Net Working Capital, (iii) Taxes to the extent specifically included in the calculation of Third Party Expenses, or (iii) Transfer Taxes that are the obligation of Parent pursuant to Section 7.7. For the avoidance of doubt, any Taxes (after taking into account the Deductions as provided herein) resulting from the Company’s change from the cash method to the accrual method of tax accounting as a result of the Merger shall be Indemnified Taxes.
“Indemnifying Party” and “Indemnifying Parties” shall have the meaning assigned to them in Section 8.2(a).
“Information Statement” shall have the meaning assigned to it in Section 5.2(a).
“Intellectual Property” shall mean algorithms, APIs, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, Software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials), business or technical information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), all other forms of technology(whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), and other such items for which Intellectual Property Rights may be secured, including any documents or other tangible media containing any of the foregoing.
“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, service mark, business name, brand name, domain name and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, patent applications, utility models, design rights, and all related patent rights; (v) other proprietary rights in Intellectual Property; (vi) rights in or relating to applications, registrations, renewals, extensions, combinations, revisions, divisions, continuations, continuations-in-part and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above; and (vii) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.
“Interested Party” shall have the meaning assigned to it in Section 2.21.
“Interim Financials” shall have the meaning assigned to it in Section 2.7(a).
“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any of its Subsidiaries, whether formally or informally, or with respect to which the Company or any of its Subsidiaries has or may reasonably be expected to have any liability, with respect to Employees who perform services outside the United States.
“Investor Suitability Documentation” shall have the meaning assigned to it in Section 5.13(a).
“IRS” shall mean the United States Internal Revenue Service.
“Joinder Agreements” shall have the meaning assigned to it in the Recitals.

7

Exhibit 10.2

“Key Employee Offer Letters” shall have the meaning assigned to it in the Recitals.
“Key Employees” shall mean each of Myles Hunter, Alex Convery, Victor Kotseruba and Egor Shakhov.
“Knowledge” or “Known” shall mean, with respect to the Company, (a) the actual knowledge of each of the Key Employees and Jonathan Sciama, and (b) the knowledge such Persons would be expected to have following reasonable inquiry of all directly reporting employees, consultants and advisors of the Company and each of its Subsidiaries who have operational responsibility for the matters in question. For clarity, references in this Agreement to the “actual Knowledge” of the Company shall mean the preceding clause (a) only (and not the preceding clause (b)).
“Lease Agreements” shall have the meaning assigned to it in Section 2.11.
“Leased Real Property” shall have the meaning assigned to it in Section 2.11.
“Legal Requirement” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, treaty, directive, statute, ordinance, rule, regulation, published administrative position, policy or controlling principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.
“Licensed IP” shall mean (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used in the development, delivery, hosting or distribution of, the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the business of the Company or any of its Subsidiaries, in each case that are not owned by, or purported to be owned by, the Company or any of its Subsidiaries.
“Licensed IP Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, pursuant to which the Company or any of its Subsidiaries is granted a license, covenant not to sue, or other rights with respect to Licensed IP.
“Lien” shall mean any lien, pledge, charge, claim, mortgage, assessment, claims, hypothecation, infringement, deed of trust, lease, option, right of first refusal, easement, right of way, security interest, preemptive right, covenant, exclusive license, servitude, transfer restriction or other encumbrance of any kind or character whatsoever.
“Loan Repayment Amount” shall have the meaning assigned to it in Section 1.11.
“Lock-Up Agreements” shall have the meaning assigned to it in the Recitals.
“Loss” and “Losses” shall have the meaning assigned to them in Section 8.2(a).
“Made Available” shall mean that the Company has posted such materials to the virtual data room hosted by Dropbox and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is two (2) Business Days prior to the date of this Agreement.
“Material Contracts” shall have the meaning assigned to it in Section 2.14(a).
“Merger Sub I” shall have the meaning assigned to it in the Preamble.
“Merger Sub II” shall have the meaning assigned to it in the Preamble.
“Merger Subs” shall have the meaning assigned to it in the Preamble.
“Mergers” shall have the meaning assigned to it in the Recitals.

8

Exhibit 10.2

“Net Working Capital” shall mean the Company’s total consolidated current assets (excluding Closing Cash and Tax assets) minus the Company’s total consolidated current liabilities (excluding Third Party Expenses, Tax liabilities and Closing Indebtedness), in each case as of immediately prior to the First Effective Time, and in each case, calculated in accordance with the Specified Accounting Principles.
“Net Working Capital Target” shall mean negative two hundred thousand dollars ($(200,000)).
“Net Working Capital Collar” shall mean one hundred thousand dollars ($100,000).
“Non-Competition and Non-Solicitation Agreements” shall mean the Non-Competition and Non-Solicitation Agreements executed and delivered by each Key Employee on or prior to the date hereof in substantially the form attached hereto as Exhibit G.
“Non-Continuing Employees” shall mean all Employees other than Continuing Employees.
“Non-Disclosure Agreement” shall have the meaning assigned to it in Section 10.6.
“Non-Negotiated Vendor Contract” shall mean a Contract that meets all of the following conditions: (i) such Contract grants to the Company a non-exclusive license to download or use generally commercially available, non-customized Software, in object code form only, or a non-exclusive right to access and use the functionality of such Software on a hosted or “software-as-a-service” basis (and does not include any other licenses of Intellectual Property or Intellectual Property Rights except licenses to (A) Company’s feedback and suggestions or (B) either party’s trademark for inclusion on customer lists or use in the provision of services); (ii) such Contract is a non-negotiable “shrink-wrap” or “click-through” Contract; (iii) the Software licensed or made available under such Contract is not included, incorporated or embedded in, linked to, combined or distributed with, or used in the development, design, delivery, distribution or provision of any Company Product; (iv) the Contract does not require the Company to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $10,000 or ongoing subscription or service fees of no more than $5,000 per year; and (v) the Contract is not a license for Open Source Software.
“Officer’s Certificate” shall have the meaning assigned to it in Section 6.2(k).
“Open Source Software” shall have the meaning assigned to it in Section 2.13(m)(i).
“Optionholder” shall mean any holder of any Company Option as of immediately prior to the First Effective Time.
“Optionholder Lock-Up Agreements” shall have the meaning assigned to it in the Recitals.
“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.
“Parent” shall have the meaning assigned to it in the Preamble.
“Parent Common Stock” shall mean shares of the common stock, par value $0.01 per share, of Parent.
“Parent Material Adverse Effect” shall mean any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, would reasonably be expected to prevent or materially impair or materially delay the consummation of the Mergers or the ability of Parent the Merger Subs to perform their respective covenants and obligations pursuant to this Agreement.
“Parent Option” shall mean any option to purchase shares of Parent Common Stock issued pursuant to Section 1.6(c)(i) in connection with the assumption of any Company Option.

9

Exhibit 10.2

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.4(a).
“Parent Trading Price” shall mean $6.00.
“Payoff Letter” shall have the meaning assigned to it in Section 5.9(a).
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
“Per Share Cash Consideration” shall mean, solely with respect to a share of Company Capital Stock issued and outstanding as of immediately prior to the First Effective Time for which a Cash Election was made in accordance with Section 1.6(b)(i) and Section 1.8(d), an amount in cash equal to the quotient obtained by dividing (x) the Total Consideration Value by (y) the Total Outstanding Shares.
“Per Share Parent Stock Consideration” shall mean, solely with respect to a share of Company Capital Stock issued and outstanding as of immediately prior to the First Effective Time for which a Stock Election was made in accordance with Section 1.6(b)(i) and Section 1.8(d), a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) the Total Consideration Value by (B) the Parent Trading Price, by (y) the Total Outstanding Shares.
“Permitted Liens” means (a) statutory liens for current Taxes not yet due and payable, (b) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business consistent with past practice, (c) statutory liens to secure obligations to landlords, lessors, or renters under leases or rental agreements, (d) deposits or pledges to the extent made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable Legal Requirements, (e) statutory liens in favor of carriers, warehousemen, mechanics, and materialmen to secure claims for labor, materials, or supplies and other like liens (f) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws, (g) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby and (h) non-exclusive licenses contained in Contracts entered into in the ordinary course of business by the Company or any of its Subsidiaries.
“Person” shall mean an individual or entity, including without limitation a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
“Personal Data” shall mean, in addition to all information defined or described by the Company or any of its Subsidiaries as “personal information,” “personally identifiable information,” “PII,” or using any similar term, in any Company Privacy Policy or other public-facing statement made by the Company or any of its Subsidiaries: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, customer or account number, biometric identifiers, or any other piece of information that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for the Company allows the identification or location of, or contact with, a natural person (and for greater certainty includes all such information with respect to employees); (ii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Legal Requirement; and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.
“Plan” shall mean the Company’s 2015 Equity Incentive Plan, as amended.
“Post-Closing Statement” shall have the meaning assigned to it in Section 1.9(b).
“Pre-Closing Period” shall have the meaning assigned to it in Section 4.1.

10

Exhibit 10.2

“Pre-Closing Return” shall have the meaning assigned to it in Section 7.2(a).
“Pre-Closing Statement” shall have the meaning assigned to it in Section 1.9(a).
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date.
“Privacy Legal Requirement” shall mean an applicable Legal Requirement, applicable standard, rule, requirement, code, principle, or policy of a self-regulatory organization, the U.S.-EU Privacy Shield, the U.S.-European Union and U.S.-Swiss Safe Harbor programs, and any applicable published industry best practice or other standard, rule, requirement, code, principle, or policy (including the PCI Data Security Standard, other requirements of payment card brands and payment networks, and all standards, rules, requirements, codes, principles, and policies of Digital Advertising Next, the Interactive Advertising Bureau, the Network Advertising Initiative, the Digital Advertising Alliance, the European Digital Advertising Alliance, the Digital Advertising Alliance of Canada and their respective Affiliates, respectively) or contractual requirement, as it may in each case be or have been amended from time to time, in each case relating to (a) privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of, or the security of, Private Data, (b) online advertising (including online behavioral advertising and interest-based advertising), or (c) direct marketing, consumer communications, or consumer protection.
“Private Data” shall mean Behavioral Data and Personal Data.
“Pro Rata Portion” shall mean with respect to each Shareholder (other than holders of Cancelled Shares solely in their capacities as such), an amount equal to the quotient obtained by dividing (x)
the aggregate amount of Parent Common Stock (having a per share value equal to at the Parent Trading Price) and cash issuable and payable to such Shareholder pursuant to Section 1.6(b)(i) in respect of the shares of Company Capital Stock owned by such Shareholder as of immediately prior to the First Effective Time (including any cash retained by Parent and constituting part of the Holdback Fund pursuant to Section 1.8(b), any cash withheld and paid to the Shareholder Representative as a portion of the Expense Fund pursuant to Section 1.8(c) or otherwise withheld in respect of Taxes), by (y) the aggregate amount of Parent Common Stock (having a per share value equal to the Parent Trading Price) and cash issuable and payable to all Shareholders pursuant to Section 1.6(b)(i) in respect of the shares of Company Capital Stock owned by all Shareholders as of immediately prior to the First Effective Time (including any cash retained by Parent and constituting a part of the Holdback Fund pursuant to Section 1.8(b), withheld and paid to the Shareholder Representative as a portion of the Expense Fund pursuant to Section 1.8(c) or otherwise withheld in respect of Taxes).
“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names, and all applications for any of the foregoing.
“Regulation D” shall mean Regulation D promulgated under the Securities Act.
“Related Agreements” shall mean the Non-Disclosure Agreement, the Joinder Agreements, the Lock-Up Agreements, the Non-Competition and Non-Solicitation Agreements, the 280G Waivers, the UK Subsidiary Transfer Documents, and all other agreements and certificates entered into by the Company or any of the Shareholders in connection with the Transactions.
“Representatives” shall have the meaning assigned to it in Section 5.1(b).
“Requisite Shareholder Approval” shall have the meaning assigned to it in Section 2.2.
“Review Period” shall have the meaning assigned to it in Section 1.9(c).

11

Exhibit 10.2

“Rule 144” shall mean Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.
“SEC” shall mean the United States Securities and Exchange Commission.
“Second Agreement of Merger” shall have the meaning assigned to it in Section 1.2(b).
“Second Effective Time” shall have the meaning assigned to it in Section 1.2(c).
“Second Merger” shall have the meaning assigned to it in the Recitals.
“Section 280G Payments” shall have the meaning assigned to it in Section 5.2(b).
“Section 409A” shall have the meaning assigned to it in Section 2.10(q)(i).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Settlement Date” shall have the meaning assigned to it in Section 1.9(f).
“Shareholder” shall mean any holder of any Company Capital Stock as of immediately prior to the First Effective Time (including, for clarity, each holder of Company Capital Stock following the conversion in full of all Company Promissory Notes into Company Capital Stock).
“Shareholder Lock-Up Agreements” shall have the meaning assigned to it in the Recitals.
“Shareholder Representative” shall have the meaning assigned to it in the Preamble.
“Shareholder Representative Expenses” shall have the meaning assigned to it in Section 8.6(c).
“Shareholder Written Consent” shall have the meaning assigned to it in Section 5.2(a).
“Software” means computer software and databases, together with, as applicable, object code, source code, firmware, files, development tools, and embedded versions thereof, and documentation related thereto.
“Specified Accounting Principles” shall mean the principles used to calculate the illustrative Net Working Capital in the manner attached hereto as Schedule A.
“Spreadsheet” shall have the meaning assigned to it in Section 5.11.
“Standard Form IP Contract” shall mean each standard form of Company IP Contract used by the Company or any of its Subsidiaries at any time, including each standard form of the following types of agreements, to the extent the Company or any of its Subsidiaries actually utilizes such a standard form in the conduct of its business: (i) license and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement.
“Standards Organizations” shall have the meaning assigned to it in Section 2.13(c)(v).
“Statement of Expenses” shall have the meaning assigned to it in Section 5.10(b).
“Stock Election” shall have the meaning assigned to it in Section 1.6(b)(i).

12

Exhibit 10.2

“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.
“Surviving Corporation” shall have the meaning assigned to it in Section 1.1(a).
“Surviving LLC” shall have the meaning assigned to it in Section 1.1(b).
“Tax” mean any and all U.S. federal, state, local or non-U.S. taxes, charges, fees, duties, tariffs, imposts, levies or other assessments in the nature of a tax, including all income, alternative or add-on minimum tax, gross income, capital gains, estimated income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, business, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, escheat and unclaimed property, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), commercial rent, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest penalty, addition to tax or additional amount (whether disputed or not) imposed by any Tax Authority.
“Tax Authority” shall have the meaning assigned to it in Section 2.10(a).
“Tax Matter” shall have the meaning assigned to it in Section 7.5.
“Tax Representations” shall have the meaning assigned to in Section 8.1.
“Tax Return” shall have the meaning assigned to it in Section 2.10(a).
“Tax Sharing Agreement” shall have the meaning assigned to it in Section 2.10(g).
“Third Party” shall have the meaning assigned to it in Section 5.1(b).
“Third Party Claim” shall have the meaning assigned to it in Section 8.5(a).
“Third Party Expenses” shall mean, without duplication, all fees and expenses incurred by or on behalf of the Company and its Subsidiaries in connection with this Agreement, the Mergers and the other Transactions, including, (i) all legal, accounting, financial advisory, consulting, finders’, and all other fees and expenses of third parties incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, the Merger and the other Transactions, (ii) any “single trigger” or similar bonus, severance, change-in-control payments, the Transaction Bonuses or similar payment obligations of the Company or any of its Subsidiaries that become due or payable in connection with the consummation of the Merger and the other Transactions, excluding any acceleration of the vesting of any Company Option, (iii) all Transaction Payroll Taxes, (iv) any costs, expenses and fees of the Shareholder Representative not satisfied from the Expense Fund or (v) premiums or other payments for any D&O Policy. For the avoidance of doubt, Third Party Expenses shall exclude all Taxes other than Transaction Payroll Taxes.
“Threshold” shall have the meaning assigned to it in Section 8.3(a).
“Top Customer” shall have the meaning assigned to it in Section 2.24(a).
“Top Supplier” shall have the meaning assigned to it in Section 2.24(b).
“Total Cash Consideration” shall mean cash in amount equal to the sum of all cash consideration that has been paid to the Shareholders pursuant to Section 1.6(b)(i) (including any cash retained and withheld in the Holdback

13

Exhibit 10.2

Fund pursuant to Section 1.8(b) and withheld and paid to the Shareholder Representative as a portion of the Expense Fund pursuant to Section 1.8(c), or otherwise withheld in respect of Taxes).
“Total Stock Consideration” shall mean a number of shares of Parent Common Stock issued to the Shareholders pursuant to Section 1.6(b)(i).
“Total Consideration Value” shall mean an amount equal to four million, eight hundred and twenty seven thousand and eight hundred dollars ($4,827,800), plus (i) Closing Cash, minus (ii) Closing Indebtedness, minus (iii) the total amount of Third Party Expenses that are incurred and unpaid by the Company prior to or as of the First Effective Time; in each case, without duplication. For purposes of clarity, the reference to $4,827,800 as the gross consideration value shall not be reduced by the Transaction Bonuses (even though the Transaction Bonuses constitute Third Party Expenses and would otherwise reduce such gross consideration value) and the Parent shall cause the Surviving LLC to pay the Transaction Bonuses in accordance with the terms of Section 5.8(c) of this Agreement.
“Total Outstanding Shares” shall mean (without duplication) (i) the aggregate number of shares of Company Capital Stock issued and outstanding as of immediately prior to the First Effective Time (taking into account all shares of Company Common Stock issued in respect of outstanding Company Promissory Notes) as of immediately prior to the First Effective Time, plus (ii) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of any other rights, whether vested or unvested, that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock issued and outstanding as of immediately prior to the First Effective Time (other than the Company Options to be assumed by Parent pursuant to Section 1.6(c)(i)).
“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any “single-trigger” bonuses, severance, change-in-control payments, option cashouts or other compensatory payments in connection with the Transactions that are made before or substantially contemporaneously with or, to the extent such compensatory payments accrued on the Closing Date, shortly after the Closing.
“Transactions” shall have the meaning assigned to it in the Recitals.
“Transfer Taxes” shall mean any and all transfer, documentary, sales, use, registration, real property transfer, stamp, excise or stock transfer Taxes and other similar Taxes, and any penalties or interest with respect thereto, imposed with respect to the Transactions.
“Unaccredited Investor” shall have the meaning assigned to it in Section 5.13(a).
“Unresolved Claims” shall have the meaning assigned to it in Section 8.4(a).
“Withholding Agents” shall have the meaning assigned to it in Section 1.10.
“Year-End Financials” shall have the meaning assigned to it in Section 2.7(a).

14

Exhibit 10.2

Schedule A
Specified Accounting Principles

Note: The below amounts set forth each line-item and the resulting calculations are for illustrative purposes only.

Estimated Working Capital At Close

Current Assets
Cash & Cash Equivalents	0
AR	92,577
Pre-Paid Rent	4,020
AWS Credits	36,353
Total Current Assets	132,951

Current Liabilities
Credit Cards	16,000
Paid unused hours	304,640
Edcloud	1,625
Law Firm/Accounting Firm	0
Payroll Liability	0
PTO	4,272
Rent Liability	0
Total Current Liabilities	326,537

Net Working Capital	(193,586)